Exhibit 4.12

Share Purchase Agreement

Santémedia Holding S.à r.l.

And

United Business Media Group Limited

for the sale and purchase of the Shares

16 June 2004

SHARE PURCHASE AGREEMENT

BETWEEN:

(1)

SANTEMEDIA HOLDING S.à r.l., a société à responsabilité limitée organised under the laws of the Grand Duchy of Luxembourg, with a share capital of € 1,560,725, having its registered office at 5, Parc d’Activité Syrdall, L-5365 Münsbach, Luxembourg, represented by Mr François Mirallié, duly empowered (the “Seller”),

ON THE FIRST HAND.

AND:

(2)

UNITED BUSINESS MEDIA GROUP LIMITED (n°01693134), a private limited company, with an issued share capital of £ 379,469, having its registered office at Ludgate House, 245 Blackfriars Road, London SE1 9UY, United Kingdom, represented by Mr Nigel Wilson, duly empowered, (the “Buyer”),

ON THE SECOND HAND.

WHEREAS:

(A)	The Seller is and shall be, the direct or indirect owner, or as the case may be, the direct beneficial owner, of the Shares and the Atmedica Indian Shares (as such terms are defined below).

(B)	The Seller shall, on the Completion Date (as defined below), own indirectly shareholdings, or as the case may be, beneficial ownership of the shares, in the Subsidiaries listed under schedule C.

(C)

The Seller has agreed to sell, or to procure, the sale of the Shares and, as the case may be, of the Atmedica Indian Shares, to the Buyer at a price and under the terms and conditions defined in this share purchase agreement and the Buyer agrees to purchase all of the Shares and, as the case may be, the Atmedica Indian Shares, under the terms and conditions defined below.

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1

In this Agreement (as such term is defined below) the following words and expressions and abbreviations set out below and starting with a capital letter shall have the following meanings, unless the context otherwise requires:

“Accounts” means the special purpose audited and certified combined accounts (including the special purpose combined balance sheet and profit and loss statement and notes) of the Group as at the Accounting Date drawn up in accordance with the Accounting Policies, a copy of which is attached to the Disclosure Letter;

“Accounting Date” means 31 December 2003;

”Accounting Policies” means the accounting policies and procedures set out in schedule D or, to the extent not set out in schedule D, French GAAP;

“Additional Disclosures” means any event, fact, matter or circumstance arising or occurring between the date of this Agreement and the Completion Date and relating to any Group Company (including, Atmedica India Pvt Ltd), and fairly disclosed to the Buyer and its advisers by the Seller or the Seller’s Group or the Group (including, Atmedica India Pvt Ltd) or any of their advisers on account of any Warranty of the Seller;

“Agreed Rate” means an interest calculated on the basis of Euribor 3 months plus 0.5 per cent.;

“Agreement” means this share purchase agreement and each of its schedules;

“Anti-Trust Clearance” means (i) a decision from the relevant applicable anti-trust authority in Portugal and Spain, which, in accordance with the relevant applicable anti-trust laws, authorises or does not prevent, the concentration resulting from the Contemplated Transaction or, (ii) the expiry of the applicable waiting period which is deemed to be an official waiver from the relevant applicable anti-trust authority in Portugal or in Spain, under the applicable local anti-trust laws, as the case may be;

“Assets” shall bear the meaning given to such term in clause 8 of schedule S;

“Atmedica Indian Agreement” means the shareholders’ agreement dated 21 December 2001 (such agreement being a Disclosed Information) entered into between K. Venkatraman, P.V.V. Krishnan, Lakshmi Krishnan and, pursuant to an accession agreement, the Seller, in respect of Atmedica India Pvt Ltd, and any amendments thereof;

“Atmedica Indian Consent” means the prior written consent of Mr. K. Venkatraman to the transfer of the Atmedica Indian Shares by the Seller to the Buyer and to be granted under the Atmedica Indian Agreement;

“Atmedica India Pvt Ltd” means Atmedica (India) Private Ltd, a company organised under the laws of India, having its registered office at 640, 10-‘A’ Cross, West of Choard Road, Bangalore-560 086, India;

“Atmedica Indian Shares” means one hundred twenty (120) shares, representing together sixty per cent. (60%) of the share capital of Atmedica India Pvt Ltd, held by the Seller;

“Authorized Exception” shall bear the meaning given to such term in clause 9.11;

“Business” means the activities carried out by the Group (and Atmedica India Pvt Ltd, as the case may be), as at the date of this Agreement, being: (i) compiling, distributing and marketing, by all methods and means (in particular directories, CD Roms, internet or other electronic media) drug databases (including in particular, the active substances and the form of dosage), such databases intended for sale or distribution free of charge to professionals in the health industry (doctors, pharmacists, hospitals, physicians...) and to insurance companies and (ii) editing, publishing, selling or distributing the “Healthcare professionals trade magazine” defined as being professional journals sold or distributed free of charge, primarily for the benefit of doctors, dentists, vets and pharmacists;

“Business Day” means a day (excluding Saturdays, Sundays and public holidays in France and Luxembourg) on which banks generally are open in Luxembourg and France for the transaction of normal banking business;

“Buyer’s Account” means the bank account in the name of the Buyer details of which will be provided in writing by the Buyer to the Seller by no later than two (2) Business Days prior to the Seller (or any member of the Seller’s Group) being required to make any payment to that account;

“Buyer’s Group” means the Buyer, its holding companies and United Business Media Plc and the subsidiaries, undertakings and associated companies from time to time of such holding companies and of the Buyer and of United Business Media Plc, (including, as from Completion Date, the Group), all of them and each of them as the context admits;

”Cash” shall bear the meaning given to such term in clause 2 of schedule V;

“Claim” means, subject to the provisions of schedule T (unless otherwise provided under clause 5.1(c)), a claim made by the Buyer against the Seller under clause 11, or as a result of a breach of a covenant by the Seller set out in clause 10 or under clause 5.1(c), in respect of a loss (préjudice), and including as a result of proceedings, claims or demands (but excluding any consequential ones) made by a Third Party;

“Company” means any of the companies listed under schedule B, and, subject to the Indian Completion taking place, Atmedica India Pvt Ltd, and “Companies” means all of the companies listed under schedule B together with, subject to the Indian Completion taking place, Atmedica India Pvt Ltd;

“Completion” means the completion of the transfer of ownership of the Shares by the Seller to the Buyer in accordance with clause 6;

“Completion Accounts” means the combined balance sheet and profit and loss statement of the Companies (including, notwithstanding the date of the Indian Completion, Atmedica Indian Pvt Ltd) and the Subsidiaries as at the Completion Date to be drawn up in accordance with clause 7 and in compliance with the Accounting Policies;

“Completion Date” means the date of transfer of ownership of the Shares by the Seller to the Buyer in accordance with clause 6.1;

“Completion Payment” shall mean an amount paid at the Completion Date by the Buyer to the Seller, on account of the Total Price, in accordance with the provisions of clause 6.3, and calculated as follows:

Completion Payment = Price of Shares Pre-Adjustment - (Estimated Intra-Group Payables + Estimated Debt) + (Estimated Intra-Group Receivables + Estimated Cash);

“Completion Statement” means a document in the format set out in schedule E to be prepared in accordance with clause 7 and on the basis of the Completion Accounts;

“Conditions Precedent” shall bear the meaning given to such term in clause 4.1;

“Contemplated Transaction” means the transactions contemplated under this Agreement;

“Debt” shall bear the meaning given to such term in clause 1 of schedule V:

“Default Rate” means an interest calculated on the basis of Euribor 3 months plus 2 per cent.;

“Disclosed Information” means the collection of documents, material and information relating to the Group (including, Atmedica India Pvt Ltd) disclosed or made available for inspection to the Buyer and its advisers by the Seller or the Seller’s Group or the Group (including, Atmedica India Pvt Ltd) or any of their advisers and attached to the Disclosure Letter;

“Disclosure Letter” means the letter (together with its exhibits) dated the date of this Agreement from the Seller to the Buyer in connection with the Warranties of the Seller;

“Doyma” means Ediciones Doyma SL, a limited liability company organised under the laws of Spain, with a share capital of € 28,360,604.34, having its registered office at Calle Travessera de Gracia, 17-21 Barcelona, Spain;

“Encumbrance” means all charges, mortgage, lien, restrictions, assignment, guarantees, privileges, pledges, options, preferential rights, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including right to acquire, right of first refusal or right of pre-emption of any nature whatsoever), or any agreement or arrangement to create any of the same;

”Estimated Cash” means the amount of the Cash estimated by the Seller and provided to the Buyer in accordance with clause 5.1;

“Estimated Debt” means the amount of the Debt estimated by the Seller and provided to the Buyer in accordance with clause 5.1;

“Estimated Intra-Group Payables” means the amount of the Intra-Group Payables estimated by the Seller and provided to the Buyer in accordance with clause 5.1;

“Estimated Intra-Group Receivables” means the amount of the Intra-Group Receivables estimated by the Seller and provided to the Buyer in accordance with clause 5.1;

“Expert” shall bear the meaning given to such term in clause 7.6;

“France Shares” means one million three hundred fifty three thousand (1,353,000) shares, representing together one hundred per cent (100%) of the share capital of Vidal SA (being a Company), held by MMHF;

“Group” means the Companies and the Subsidiaries;

“Group Company” means any of the Companies and the Subsidiaries and “Group Companies” shall be construed accordingly;

“Guarantees” shall bear the meaning given to such term in clause 9.5;

“HCN Tax Liabilities” shall bear the meaning given to such term in clause 5.1(c)(iii);

“HCN Transaction” shall bear the meaning given to such term in clause 5.1(c)(iii);

“Indian Completion” shall bear the meaning given to such term in clause 8.4;

“Indian Price” shall bear the meaning given to such term in clause 8.1;

“Insurance Policies” shall bear the meaning given to such term in clause 11 of schedule S;

“Intellectual Property” means any trade marks, copyrights (including rights in computer software), rights in databases, domain names and business names and applications to register any of the aforesaid items;

“Intra-Group Agreements” means the agreements entered into between any Group Company and members of the Seller’s Group listed under schedule L and to be terminated by no later than the Completion Date;

“Intra-Group Payables” means the aggregate of the amounts owing from members of the Group to members of the Seller’s Group (excluding amounts owing in respect of intra-group trading activities in the ordinary course of business) as at the close of business on the Completion Date, as set out in the Completion Statement and calculated in accordance with clause 7 and on the basis of the Accounting Policies; it being specified that (i) each item taken into account for the determination and calculation of the Debt and/or the Working Capital shall not be taken into account for the determination and calculation of the Intra-Group Payables and (ii) for the purposes of this definition, notwithstanding the date of the Indian Completion, Atmedica India Pvt Ltd shall be considered as a member of the Group;

“Intra-Group Receivables” means the aggregate of the amounts owing from members of the Seller’s Group to members of the Group (excluding amounts owing in respect of intra-group trading activities in the ordinary course of business) as at the close of business on the Completion Date, as set out in the Completion Statement and calculated in accordance with clause 7 and on the basis of the Accounting Policies; it being specified that (i) each item taken into account for the determination and calculation of the Cash and/or the Working Capital shall not be taken into account for the determination and calculation of the Intra-Group Receivables and (ii) for the purposes of this definition, notwithstanding the date of the Indian Completion, Atmedica India Pvt Ltd shall be considered as a member of the Group;

“Key Employees” shall bear the meaning given to such term in clause 6 of schedule S;

“Licence Agreements” means together: (a) each of the “Krames” licensing agreements in the agreed form set out in schedule O to be entered into at the Completion Date by The StayWell Company d/b/a Krames (a member of the Seller’s Group) with the following Companies or Subsidiaries: (i) MediMedia Pacific Ltd, (ii) MediMedia Australia Pty Ltd, (iii) Vidal SA, (iv) MediMedia International SP Zoo, (v) MediMedia Informations KFT, (vi) MediMedia Holding Germany GmbH, and (vii) MediMedia Netherlands BV; and (b) the agreement to be entered into between Oxney Information BV (a member of the Seller’s Group) and Vidal SA whereby Oxney Information BV renews, for a five year (5) period as from 31 July 2004, under the same terms and conditions than those provided under the licence agreement dated 20 November 2000, the licence of the trademark “Tarex”;

“Material Contracts” shall bear the meaning given to such term in clause 5 of schedule S;

“MMHF” means MediMedia Holding France SAS, a société par actions simplifiée organised under the laws of France, with a share capital of € 34,038,500, having its registered office at 21-23, rue Camille Desmoulins, 92130 Issy-les-Moulineaux, France;

“Party” means individually either the Seller or the Buyer and “Parties” means together, the Seller and the Buyer;

“Price of Shares Pre-Adjustment” means the total consideration for all of the Shares, being an amount of two hundred eighty-two million five hundred thousand euros (€ 282,500,000) (including, for the avoidance of doubt, the “Indian Price”);

“Properties” shall bear the meaning given to such term in clause 7 of schedule S or any part or parts thereof and “Property” shall mean any one of them;

“Records” shall bear the meaning given to such term in clause 9.7;

“Reference Working Capital” shall mean:

(i)

the amount of five million seven hundred sixty thousand euros (€ 5,760,000) in the event that the 2004 edition of the Spanish “Vademecum” directory is published by MediMedia Medicom SA before the Completion Date and its related revenues are recognised on or prior to the Completion Date; or

(ii)

the amount of one million sixty thousand euros (€ 1,060,000) in the event that the 2004 edition of the Spanish “Vademecum” directory is not published by MediMedia Medicom SA before the Completion Date and its related revenues are not recognised on/prior to the Completion Date;

“Remuneration” shall bear the meaning given to such term in clause 6 of schedule S;

“Retained Trademarks” means any trade or service marks, trade or service names, logos, domain names, data bases rights, copyrights, editorial contents and software rights (including the words or any word or words confusingly similar thereto) registered by any Group Company under its own name and/or used by any Group Company and listed under schedule N;

“Santémedia Beneficial Ownership” means the beneficial ownership or interest in the shares of the Companies held by the Seller and listed under schedule A (paragraph B);

“Santemédia Shares” means the shares of the Companies (other than the France Shares and the Spain Shares) held directly by the Seller and listed under schedule A (paragraph A), including, but subject to the Indian Completion taking place, the Atmedica Indian Shares;

“Security Documents” means the agreements listed under schedule M;

“Seller’s Account” means the bank account in the name of the Seller details of which will be provided in writing by the Seller to the Buyer by no later than two (2) Business Days prior to the Buyer being required to make payment to that account;

“Seller’s Advisor” means Ashurst of 22, rue de Marignan, 75008 Paris - France;

“Seller’s Group” means the Seller, its direct shareholder and the subsidiaries, undertakings and associated companies of the Seller or of its direct shareholder from time to time (but excluding any Group Company), all of them and each of them as the context admits;

“Seller’s Group Value” means, for the purposes of clause 9.10 of this Agreement, the value of the Seller’s Group calculated as follows:

Seller’s Group Value = (EBITDA x 10.5) less Net Financial Debt;

Where:

“EBITDA” means profit from ordinary operations before financial income and expenses, income tax, depreciation and amortization for the twelve (12) months period following the date of a Seller’s Transaction; and

“Net Financial Debt” means: the total amount of senior bank debt, overdraft and negative bank accounts and other debt of financial nature (including bonds, but excluding any subordinated debt subscribed by the ultimate shareholders of the Seller) LESS the total amount of Cash (as defined under schedule V): and being provided that EBITDA and Net Financial Debt of the Seller’s Group will be calculated on a consolidated basis;

“Seller’s Transaction” shall bear the meaning given to such term in clause 9.10;

“Shares” means together the France Shares, the Spain Shares, the Santémedia Shares and the Santémedia Beneficial Ownership;

“Spain Shares” means ten thousand (10,000) shares, representing together one hundred per cent. (100%), of the share capital of MediMedia Medicom SA (being a Company), held by Doyma;

“Subsidiary” means a subsidiary of the Companies, as listed in schedule C, and “Subsidiaries” means all those subsidiaries listed in schedule C:

“Substituted Buyer” shall bear the meaning given to such term in clause 23;

“Tax” means all form of taxation, whether direct or indirect, including corporate taxes, withholdings, duties, levies, imposts, précompte, property tax, business tax (taxe professionnelle), stamp duties, value added taxes, customs and excise duties, social security contributions and rates imposed by any local, municipal, governmental, state, federal or other body in the jurisdiction of the relevant Group Company (including, India, as the case may be) and any interest, penalty, surcharge or fine in connection therewith and “Taxation” shall be construed accordingly;

“Tax Action List” shall bear the meaning given to such term in clause 5.1(d);

“Third Party” means any person, whether an individual or an entity that is not a Party to this Agreement and excluding any member of the Seller’s Group, of the Group and of the Buyer’s Group;

“Total Price” shall bear the meaning given to such term in clause 3.1;

“Transitional Services Agreements” means together the agreements in the agreed form set out in schedule O to be entered into at the Completion Date between (i) MediMedia Support EURL (a member of the Seller’s Group) and Vidal SA and (ii) Doyma and MediMedia Medicom SA;

“Warranties of the Buyer” shall bear the meaning given to such term in clause 12;

“Warranties of the Seller” means the statements of the Seller set out in schedule S;

“Warranties’ Statement” means the statement (together with the Additional Disclosures) to be delivered by the Seller to the Buyer on the Completion Date whereby the Seller, subject to the Agreement, the Disclosed Information, the Disclosure Letter and the Additional Disclosures, restates the Warranties as at the Completion Date (save on account of clause 14 of schedule S);

“Working Capital” shall bear the meaning given to such term in clause 3 of schedule V.

1.2	In this Agreement, unless otherwise specified, reference to:

	(a)	a document in the “agreed form” is a reference to that document in the form approved by or on behalf of each Party;

	(b)	“includes” and “including” shall mean including without limitation;

	(c)	“clause”, “paragraph” or “schedule” is a reference to a clause or a paragraph of or a schedule to this Agreement;

	(d)	“writing” includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen), or other writing in non-transitory form; and

	(e)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders.

1.3

Any statement in this Agreement (including its schedules, and in particular schedule S), qualified by the expression “to the knowledge of the Seller” or any similar expression shall be deemed to mean the actual knowledge of the Seller after due and careful enquiry of: Mr Stephen Warshaw, Mr Fabien Redon, Mr Vincent Bouvier, Mr Jean-Pierre Dehaspe, Mr Louis Shilders, Mr Uwe Richter, Mrs Mei Chan Wong, Mr Ben Yeo, Mr Chris Wills, Mrs Kerry McCartney, Mr Javier Sanz, Mr François Mirallié and Mrs Marie-Michèle. Blouin.

2.	SALE AND PURCHASE

2.1

Upon the terms and subject to the conditions of the Agreement, the Seller shall sell the Santémedia Shares to the Buyer and shall procure that MMHF sells the France Shares to the Buyer and that Doyma sells the Spain Shares to the Buyer, and the Buyer shall purchase the Shares, with effect at the Completion Date, free from any Encumbrance together with all accrued benefits and rights attached thereto.

2.2

The transfer of the Shares shall occur on the Completion Date upon satisfaction of the terms and conditions provided for in clause 6 below for the purpose of transferring the Shares to the Buyer with all rights attached to them.

3.	PURCHASE PRICE

3.1	The total price for the sale and purchase of the Shares (the “Total Price”) to be paid by the Buyer to the Seller shall be equal to:

	(a)	Price of Shares Pre-Adjustment - (Intra-Group Payables + Debt) + (Intra-Group Receivables + Cash); and

	(b)	either:

(i)

plus the amount by which the Working Capital exceeds the sum of (Reference Working Capital + € 2,000,000), if the Working Capital is more than two million euros (€ 2,000,000) greater than the Reference Working Capital; or

(ii)

less the amount by which the Working Capital is less than the sum of (Reference Working Capital - € 2,000,000), if the Working Capital is more than two million euros (€2,000,000) less than the Reference Working Capital.

3.2

Within five (5) Business Days of agreement or determination of the Cash, the Debt, the Intra-Group Payables, the Intra-Group Receivables and the Working Capital, in accordance with the provisions of clause 7, and subject to clause 3.6:

	(a)	the Seller, if and to the extent that:

		(i)	the Intra-Group Receivables are greater than the Estimated Intra-Group Receivables; and/or

		(ii)	the Intra-Group Payables are less than the Estimated Intra-Group Payables;

shall (for itself and on behalf of the relevant member of the Seller’s Group) pay or, as the case may be, repay (or procure that the relevant member of the Seller’s Group pay(s) or, as the case may be, repay(s)) in cash an amount equal to the aggregate of such differences, by way of telegraphic transfer in immediately available funds to the Buyer’s Account, together with interest thereon at the Agreed Rate for the period from the Completion Date to the date of the actual payment (both dates inclusive), against payment by the Buyer to the Seller, by way of telegraphic transfer to the Seller’s Account, of an amount equal thereto (which latter payment shall take effect as an adjustment, by way of increase, in the Completion Payment); and

	(b)	the Buyer, if and to the extent that:

		(i)	the Intra-Group Receivables are less than the Estimated Intra-Group Receivables; and/or

		(ii)	the Intra-Group Payables are greater than the Estimated Intra-Group Payables,

shall (for itself and on behalf of the relevant member(s) of the Group) pay or, as the case may be, repay (or procure that the relevant member(s) of the Group pay(s) or, as the case may be, repay(s)) in cash an amount equal to the aggregate of such differences, by way of telegraphic transfer in immediately available funds to the Seller’s Account, together with interest thereon at the Agreed Rate for the period from the Completion Date to the date of the actual payment (both dates inclusive), against payment by the Seller to the Buyer, by way of telegraphic transfer to the Buyer’s Account, of an amount equal thereto (which latter payment shall take effect as an adjustment, by way of reduction, in the Completion Payment).

3.3

Within five (5) Business Days of agreement or determination of the Cash, the Debt, the Intra-Group Payables, the Intra-Group Receivables and the Working Capital, in accordance with the provisions of clause 7, and subject to clause 3.6:

	(a)	the Seller, if and to the extent that:

		(i)	the Debt is greater than the Estimated Debt; and/or

		(ii)	the Cash is less than the Estimated Cash;

shall pay or, as the case may be, repay in cash an amount equal to the aggregate of such differences, by way of telegraphic transfer in immediately available funds to the Buyer’s Account, together with interest thereon at the Agreed Rate for the period from the Completion Date to the date of the actual payment (both dates inclusive), which payment shall take effect as an adjustment, by way of reduction, in the Completion Payment; and

	(b)	the Buyer, if and to the extent that:

		(i)	the Debt is less than the Estimated Debt; and/or

		(ii)	the Cash is greater than the Estimated Cash;

shall pay in cash an amount equal to the aggregate of such differences, by way of telegraphic transfer in immediately available funds to the Seller’s Account, together with interest thereon at the Agreed Rate for the period from the Completion Date to the date of the actual payment (both dates inclusive), which payment shall take effect as an adjustment, by way of increase, in the Completion Payment.

3.4

Within five (5) Business Days of agreement or determination of the Cash, the Debt, the Intra-Group Payables, the Intra-Group Receivables and the Working Capital, in accordance with the provisions of clause 7, and subject to clause 3.6:

(a)

the Seller, if and to the extent that the Working Capital is more than two million euros (€ 2,000,000) less than the Reference Working Capital, shall pay, or as the case may be, repay in cash an amount equal to the amount by which the Working Capital is less than the sum of (Reference Working Capital - € 2,000,000), by way of telegraphic transfer in immediately available funds to the Buyer’s Account, together with interest thereon at the Agreed Rate for the period from the Completion Date to the date of the actual payment (both dates inclusive), which payment shall take effect as an adjustment, by way of reduction, in the Completion Payment; and

(b)

the Buyer, if and to the extent that the Working Capital is more than two million euros (€ 2,000,000) greater than the Reference Working Capital, shall pay in cash an amount equal to the amount by which the Working Capital exceeds the sum of (Reference Working Capital + € 2,000,000), by way of telegraphic transfer in immediately available funds to the Seller’s Account, together with interest thereon at the Agreed Rate for the period from the Completion Date to the date of the actual payment (both dates inclusive), which payment shall take effect as an adjustment, by way of increase, in the Completion Payment.

3.5

If any sum due for payment under or in accordance with this Agreement by one Party to another is not paid on the due date, the Party in default shall pay interest thereon (at the same time as payment is made) at the Default Rate for the period from the due date to the date of actual payment (both dates inclusive).

3.6

Any payment due from the Buyer to the Seller (or any member of the Seller’s Group) under clauses 3.2, 3.3 and 3.4 in respect of a particular Group Company shall be set-off against any payments due from the Seller (or any member of the Seller’s Group) to the Buyer (or a member of the Group) in respect of the same Group Company under those clauses.

3.7

Any payment due from the Buyer to the Seller (or any member of the Seller’s Group) under this clause 3 shall be paid to the Seller on the Seller’s Account, and the Seller shall receive such payment(s) for itself and on behalf of the relevant member(s) of the Seller’s Group. Receipt of such payment(s) on the Seller’s Account shall be an effective discharge of the Buyer’s (and the relevant member(s) of the Buyer’s Group’s (including any Group Company)) obligation to make or procure the making of such payment(s) and the Buyer shall not be concerned to see that the payment(s) into the Seller’s Account are applied in paying any other member of the Seller’s Group.

3.8

Any payment due from the Seller (or any member of the Seller’s Group) to the Buyer (or any member of the Buyer’s Group, including any Group Company) under this clause 3 shall be paid by the Seller (for itself and on behalf of the relevant member(s) of the Seller’s Group), to the Buyer’s Account, and the Buyer shall receive such payment(s) for itself and on behalf of the relevant member(s) of the Buyer’s Group (including any Group Company). Receipt of any payment due from the Seller (or any member of the Seller’s Group) to the Buyer’s Account shall be an effective discharge of the Seller’s (and the relevant member(s) of the Seller’s Group’s) obligation to make or procure the making of such payment(s) and the Seller shall not be concerned to see that the payment(s) into the Buyer’s Account are applied in paying any other member of the Buyer’s Group (including any Group Company).

4.	CONDITIONS PRECEDENT

4.1	The Completion is conditional upon the fulfilment of the Buyer obtaining the Anti-Trust Clearances in Portugal and Spain (the “Conditions Precedent”).

4.2	The Buyer agrees to:

(a)

within two (2) Business Days as from the date of this Agreement, and at its own expenses, make full and accurate filings with the relevant authorities in Portugal and Spain with respect to the Contemplated Transaction in order to obtain the Anti-Trust Clearances and to keep the Seller regularly informed of the processing of these filings;

(b) inform promptly the Seller if it becomes aware of anything that could prevent any of the Anti-Trust Clearances being obtained;

(c)

provide without delay the Seller with all documents and information concerning the filings referred to above, together with any additional and documentary material that may be requested by the Portuguese or Spanish relevant authorities in connection with the Anti-Trust Clearances;

(d)

give notice without delay to the Seller of the satisfaction of any of the Conditions Precedent (including, copy of the relevant Anti-Trust Clearances as soon as received from the relevant authority) and, in any event, at the latest by the time period set out in clause 4.4 below; and more generally,

(e) do its best efforts to ensure the satisfaction of the Conditions Precedent within the time period required by this Agreement.

4.3

The Seller agrees to fully co-operate and to cause the relevant Companies and Subsidiaries to co-operate with the Buyer, upon its request, in providing to the Buyer and the Buyer’s advisors such assistance as is reasonably necessary for the Buyer to make the relevant filings referred to under clause 4.2 above; it being agreed that the satisfaction of the Conditions Precedent shall be the final responsibility and obligation of the Buyer.

4.4	(a)

If the Conditions Precedent are not fulfilled at the latest by 30 July 2004, at midnight, as a result of an act or omission or failure by the Buyer, or waived by the Buyer at its sole discretion, to the extent permitted by law, then the Seller shall have the right, at its sole discretion, to either: (i) defer the Completion to 31 August 2004, or (ii) terminate this Agreement. If the Seller decides to terminate this Agreement, then this Agreement, except clauses 16, 17 and 27, shall automatically become null and void without any liability attaching to either Party (except in the event of breach of the terms and conditions of clause 16). If the Seller decides to defer the Completion at 31 August 2004, then the Buyer hereby agrees to be bound by such decision and to proceed to Completion on such date.

(b)

If the Conditions Precedent are not fulfilled at the latest by 30 July 2004, at midnight, for any other reason than as a result of an act or omission or failure by the Buyer, or waived by the Buyer at its sole discretion, to the extent permitted by law, then the Parties agree to defer automatically the Completion to 31 August 2004 and therefore to proceed to Completion on such date.

(c)

If the Conditions Precedent are not fulfilled at the latest by 31 August 2004, then, during a period of two (2) Business Days following 31 August 2004, the Parties will discuss in good faith the terms and conditions for postponing Completion to a later date. If no agreement is reached between the Parties during such two (2) Business Days period, then the Seller shall have the right, at its sole discretion, to terminate this Agreement. If the Seller decides to terminate this Agreement, then this Agreement, except clauses 16, 17 and 27, shall automatically become null and void without any liability attaching to either Party (except in the event of breach of the terms and conditions of clause 16).

(d)

In the event that Completion takes place on 31 August 2004 pursuant to either clause 4.4(a) or clause 4.4(b), then the Parties agree that the definition of Reference Working Capital set out in clause 1.1 above shall read as follows:

““Reference Working Capital” shall mean:

(i)

the amount of three million three hundred eighty six thousand euros (€ 3,386,000) in the event that the 2004 edition of the Spanish “Vademecum” directory is published by MediMedia Medicom SA before the Completion Date and its related revenues are recognised on or prior to the Completion Date; or

(ii)

the amount of minus one million three hundred fourteen thousand euros (- €1,314,000) in the event that the 2004 edition of the Spanish “Vademecum” directory is not published by MediMedia Medicom SA before the Completion Date and its related revenues are not recognised on/prior to the Completion Date.”

5.	ACTIONS BY THE PARTIES PRIOR TO THE COMPLETION DATE

5.1	Actions by the Seller prior to the Completion Date

	(a)	The Seller shall notify to the Buyer, by no later than five (5) days prior to the Completion Date, with:

		(i)	the Estimated Cash;

		(ii)	the Estimated Debt;

		(iii)	the Estimated Intra-Group Payables;

		(iv)	the Estimated Intra-Group Receivables; and

(v)

on the basis of the Estimated Cash, the Estimated Debt, the Estimated Intra-Group Payables and the Estimated Intra-Group Receivables, the amount of the Completion Payment to be paid by the Buyer to the Seller in accordance with clause 6.3(e).

(b)

The Buyer acknowledges and agrees that as from the date of this Agreement prior to Completion, the actions listed under schedule K will be performed between certain members of the Seller’s Group and any relevant Group Companies. The Seller will keep the Buyer regularly informed of the taking of these actions and of their completion and will provide to the Buyer, for its information and upon its request, with the agreements (including drafts thereof) to be entered into in connection with these actions. The Seller shall procure that all necessary steps are taken to ensure fulfilment of these actions.

(c)

The Seller hereby agrees to indemnify and hold harmless the Buyer from and against any Claim resulting from financial, legal and Tax (including, for the avoidance of doubt, any Tax arising by reason of s. 104-520 of the Australian Income Tax Assessment Act 1997) consequences of the actions to be performed by the Seller as listed under schedule K; being however agreed by the Parties that, for the purposes of this clause 5.1(c):

		(i)	the provisions of schedule T shall not apply;

(ii)

subject to sub-paragraph (iii) below, no liability (whether in contract, tort or otherwise) shall attach to the Seller in respect of any Claim made on account of this clause 5.1(c) and the Seller shall have no liability of payment towards the Buyer under this clause 5.1(c) to the extent that such Claim or the events giving rise to the Claim would not have arisen on but for an act, omission or transaction of the Buyer’s Group otherwise than in the ordinary and proper course of the business of the Group as at present carried on and the Buyer ought reasonably to have been aware that the Claim would not have arisen but for such act, omission or transaction (other than a Claim which arises as a result of an act, omission or transaction which was required to be done or omitted to be done by virtue of this Agreement or any contract or obligation which any member of the Group entered into prior to Completion);

(iii)

in respect of any Claim made by the Buyer on account of this clause 5.1(c) in respect of any Tax arising from the action set out in schedule K, item 2, (being, the sale by MediMedia Australia Pty Ltd of its entire equity interest in Health Communication Network Ltd) (the “HCN Transaction”), the Seller shall have no liability of payment towards the Buyer to the extent that the Buyer has not complied with its undertakings set out in clause 9.11 of this Agreement, provided the Seller shall have complied with its undertaking set out under clause 5.1(d) below. In the event of an Authorized Exception, the Buyer will be released from its undertakings under clause 9.11 below and the Seller will hold the Buyer harmless from any Tax liability triggered by the HCN Transaction as such Tax liability shall have been identified in the Buyer’s Tax advisor advice mentioned in clause 9.11 below (the “HCN Tax Liabilities”). In such case, without this being meant to either limit in any way whatsoever the aforementioned release of the Buyer’s undertakings or to create any obligation for the Buyer, the Buyer will review in good faith (with the assistance, as the case may be, of its Tax advisor) the possibility to implement the roll over relief set out in option “D” of the Ernst &Young letter dated 7 April 2004 (a copy of which has been disclosed to the Buyer and is attached to the Disclosure Letter). It is furthermore expressly agreed that both the Buyer’s Tax advisor and the Seller’s Tax advisor will be authorized to consult with each other in order to come up on a best effort basis and in good faith with a solution suitable for both Parties so as to mitigate the adverse consequences of the HCN Transaction. Should the Parties agree to follow the solution thus identified, then the Seller shall be released from its obligations under this clause 5.1(c)(iii). For the avoidance of doubt, should the Buyer decide not to follow the above-mentioned option “D” on the basis of the afore-mentioned written advice issued by the Buyer’s Tax advisor, then the Seller’s obligation to hold the Buyer harmless from any HCN Tax Liabilities triggered by the HCN Transaction shall remain valid.

(d)

The Seller shall notify to the Buyer, by not later than twenty (20) Business Days prior to the Completion Date, the list of actions to be followed by the Buyer (including a precise description thereof, a detailed timeline and the relevant contact information of the Seller’s Tax advisor in charge of this matter) pursuant to clause 5.1(c)(iii) and clause 9.11 (the “Tax Action List”). The Tax Action List shall be supported by written advice issued by the Seller’s Tax advisor, a copy of which shall also be notified to the Buyer within the above time-period.

5.2	Actions by the Buyer prior to the Completion Date

With the full co-operation of the Seller, which, as far as the Seller is capable to, shall cause the relevant Companies and Subsidiaries to co-operate with the Buyer, the Buyer shall file the following notifications; it being agreed that the filing of these notifications shall be the final responsibility and obligation of the Buyer:

	(a)	in Korea:

		(i)	filing of a notification of change of control of MediMedia Korea Ltd with a Foreign Exchange Bank designated by the Ministry of Commerce, Industry and Energy; and

		(ii)	filing of an anti-trust notification with the Fair Trade Commission; and

	(b)	in Australia: filing of a notification of change of control of MediMedia Holding Australia Pty with the Foreign Investment Review Board.

5.3	Additional Disclosures

(a)

On or before five (5) Business Days prior to the Completion Date, the Seller will have the right to disclose to the Buyer any Additional Disclosure(s). Such Additional Disclosure(s) will relieve the Seller from its liabilities towards the Buyer under clause 11, providing that the Additional Disclosure(s) (or as series of Additional Disclosures having the same cause or the same origins or effects), may not give rise, in aggregate, to a loss (prejudice)exceeding the amount of two million eight hundred and twenty-five thousand euros (€ 2,825,000).

(b)

If the Additional Disclosure(s) (or as series of Additional Disclosures having the same cause or the same origins or effects) made by the Seller may give rise, in aggregate, to a loss (préjudice)exceeding the amount of two million eight hundred and twenty-five thousand euros (€ 2,825,000) and that the Seller notifies simultaneously the Buyer that such Additional Disclosure(s) will relieve the Seller’s liabilities under clause 11, then, the Buyer, promptly and in any event by no later than the Completion Date, will notify to the Seller:

(i) its consent, in which case, for the avoidance of doubt, the Seller will be relieved of its liabilities of payment under this Agreement in respect of such Additional Disclosure(s); or

(ii)

its disagreement (such disagreement to be reasonably motivated), in which case, providing that the Parties, acting in good faith, do not settle amicably this disagreement by no later than the Completion Date, then this Agreement (except clauses 16, 17 and 27) will automatically be terminated with no liability attaching to each Party, except in the event of a breach of the terms and conditions of clause 16.

The Buyer’s consent referred to under paragraph (b) above will be deemed to be granted if the Buyer fails to notify its disagreement within the time period referred to above in this paragraph (b).

5.4	Assignment of certain Intra-Group Agreements

The Seller will co-operate with the Buyer, if so requested by the Buyer upon reasonable prior notice, with a view to assign to the Buyer (or its designee) on the Completion Date all or part of the intercompany loan agreements listed in schedule L of the Agreement; provided that these assignments can validly be executed and performed under applicable laws and regulations and/or do not trigger any adverse financial (including, Tax) consequences for the Seller’s Group, other than reasonable expenses incurred in respect of such co-operation.

6.	COMPLETION

6.1	Without prejudice to the provisions of clause 4.4 above, Completion shall occur at the offices of the Seller’s Advisor on 30 July 2004.

6.2	On the Completion Date, subject to the fulfilment by the Buyer of the provisions of clause 6.3 below, the Seller shall:

	(a)	deliver to the Buyer the Warranties’ Statement executed by the Seller;

	(b)	procure that the relevant members of the Seller’s Group and of the Group terminate the Intra-Group Agreements with effect as at the Completion Date at the latest;

	(c)	deliver evidence of the release of the Security Documents with effect by no later than the Completion Date;

	(d)	deliver to (or procure (se porte fort)to be delivered to) the Buyer the documents listed under schedule G;

	(e)	deliver to the Buyer the Transitional Services Agreements executed by MediMedia Support EURL and Doyma;

	(f)	deliver to the Buyer the Licence Agreements executed by The StayWell Company d/b/a Krames and Oxney Information BV, as appropriate; and

(g)

(for itself and on behalf of the relevant member(s) of the Seller’s Group) make or procure (se porte fort)the discharge and repayment in cash by the relevant members of the Seller’s Group of the Estimated Intra-Group Receivables, which are expressed to be payable at Completion, to the Buyer’s Account, by way of telegraphic transfer in immediately available funds, and the Buyer shall receive such payments for itself and on behalf of the relevant member(s) of the Buyer’s Group (including any Group Company). Receipt by the Buyer of such payments in the Buyer’s Account shall be an effective discharge of the Seller’s (and the relevant member(s) of the Seller’s Group’s) obligation to make or procure the making of such payments and the Seller (and the relevant member(s) of the Seller’s Group) shall not be concerned to see that the payments into the Buyer’s Account are applied in paying any other member of the Buyer’s Group (including any Group Company).

6.3	On the Completion Date, the Buyer shall:

	(a)	deliver to the Seller the Warranties’ Statement executed by the Buyer;

	(b)	deliver to the Seller the documents listed under schedule H;

	(c)	deliver to the Seller executed original copy of the Transitional Services Agreements;

(d)

deliver to the Seller executed original copy of the Licence Agreements executed by MediMedia Australia Pty Ltd, MediMedia Pacific Ltd, Vidal SA, MediMedia International SP Zoo, MediMedia Informations KFT, MediMedia Holding Germany GmbH and MediMedia Netherlands BV; and

(e)

(for itself and on behalf of the relevant member(s) of the Buyer’s Group (including any Group Company) make the payment in cash of the Completion Payment and of the Indian Price, and make or procure (se porte fort)the discharge and repayment in cash by the relevant members of the Group of the Estimated Intra-Group Payables, which are expressed to be payable at Completion, in each case to the Seller’s Account, by way of telegraphic transfer in immediately available funds, and the Seller shall receive such payments for itself and on behalf of any relevant member(s) of the Seller’s Group. Receipt by the Seller of such payments in the Seller’s Account shall be an effective discharge of the Buyer’s (and the relevant member(s) of the Buyer’s Group’s) obligation to make or procure the making of such payments and the Buyer shall not be concerned to see that the payments into the Seller’s Account are applied in paying any other member of the Seller’s Group.

6.4

On the Completion Date, the Parties shall allocate the Completion Payment between each of the Shares in the manner set out in schedule F. For the avoidance of doubt, such allocation shall not affect in any manner whatsoever the calculation and determination of the Total Price in accordance with the provisions of clause 3 above.

7.	COMPLETION STATEMENT

7.1	The Seller shall procure that within sixty (60) Business Days after the Completion Date, a draft Completion Statement and a draft Completion Accounts setting out:

	(a)	the Debt;

	(b)	the Cash;

	(c)	the Intra-Group Payables;

	(d)	the Intra-Group Receivables; and

	(e)	the Working Capital;

as at close of business on the Completion Date, are prepared in accordance with the provisions of this clause 7 and more generally, of this Agreement, and a copy delivered to the Buyer. The Completion Statement and the Completion Accounts shall be prepared on the basis of the Accounting Policies.

7.2

Subject to clause 7.6(e), the Seller and the Buyer shall each bear their own costs and expenses (including the fees and expenses of their legal counsel and accountants) arising out of the preparation and review of the Completion Statement and the Completion Accounts (and drafts thereof).

7.3

The Buyer shall notify the Seller in writing within thirty (30) Business Days of receipt of such draft Completion Statement and draft Completion Accounts whether or not it accepts the draft Completion Statement and draft Completion Accounts for the purposes of this Agreement.

7.4	If the Buyer notifies the Seller that it does not accept such draft Completion Statement and draft Completion Accounts:

(a)

it shall, at the same time as it notifies the Seller that it does not accept such draft Completion Statement and draft Completion Accounts, set out in such notice in writing, together with supporting documentation, its reasons for such non-acceptance and specify the adjustments which, in its opinion, should be made to the draft Completion Statement and draft Completion Accounts, and therefore to the calculation of the Debt and/or the Cash and/or the Intra-Group Payables and/or the Intra-Group Receivables and/or the Working Capital, in order to comply with the requirements of this Agreement. All items which are not specifically disagreed by the Buyer in its notice shall be deemed to be agreed upon by the Parties for the purposes of this Agreement; and

	(b)	the Buyer and the Seller shall use all reasonable endeavours to:

(i) meet and discuss the objections of the Buyer; and

(ii) try to reach agreement upon the adjustments (if any) required to be made to the draft Completion Accounts and therefore the draft Completion Statement,

in each case, within twenty (20) Business Days of the Buyer’s notice of non-acceptance pursuant to clause 7.3 (or such other time as the Buyer and the Seller may agree in writing).

7.5

If the Buyer is satisfied with the draft Completion Accounts and the draft Completion Statement (either as originally submitted by the Seller or after adjustments agreed between the Seller and the Buyer pursuant to clause 7.4(b) above) or if the Buyer fails to notify the Seller of its non-acceptance of the draft Completion Accounts and the draft Completion Statement within the thirty (30) Business Days period referred to in clause 7.3, then the draft Completion Accounts and the draft Completion Statement (incorporating any agreed adjustments) shall constitute the Completion Accounts and the Completion Statement, and therefore the Debt and/or the Cash and/or the Intra-Group Payables and/or the Intra-Group Receivables and/or the Working Capital, for the purposes of this Agreement.

7.6

If the Seller and the Buyer do not reach agreement within the twenty (20) Business Day period referred to in clause 7.4(b) (or such other time as the Seller and the Buyer may agree in writing) then the matters in dispute (and only those) shall be referred, on the application of either the Seller or the Buyer, for determination by an independent firm of internationally recognised chartered accountants to be agreed upon by the Seller and the Buyer or, failing agreement, to be selected, on the application of either the Seller or the Buyer, via a “référé”proceeding request, by the President of the Tribunal de Commerce of Paris (the “Expert”). The following provisions shall apply to such determination:

(a)

the Buyer and/or the Buyer’s accountants and the Seller and/or the Seller’s accountants shall each promptly (and in any event within such time frame as reasonably enables the Expert to make its decision in accordance with the time frame set down in clause 7.6(b)) prepare and deliver to the Expert a written statement on the matters in dispute (together with the relevant documents, including the draft Completion Accounts and the draft Completion Statement and the notice sent by the Buyer pursuant to clause 7.4(a) above);

(b)

the Expert shall be requested to give its decision within twenty (20) Business Days (or such later date as the Expert determines) of confirmation and acknowledgement by the Expert of its appointment hereunder;

(c)

in giving such determination, the Expert shall state what adjustments (if any) are necessary to the draft Completion Accounts and the draft Completion Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement;

(d)

the Expert shall act pursuant to the provisions of Article 1592 of the French Code Civil in making any such determination which shall be final and binding on the Parties (in the absence of manifest error);

(e)

each Party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and the expenses of the Expert shall be borne between the Seller and the Buyer in such proportions as the Expert shall in its discretion determine or, in the absence of any such determination, equally between the Seller and the Buyer.

7.7

When the Seller and the Buyer reach (or pursuant to clause 7.5 are deemed to reach) agreement on the Completion Accounts and the Completion Statement or when the Completion Accounts and the Completion Statement are finally determined at any stage in accordance with the procedures set out in this clause 7:

(a)

the Completion Accounts and the Completion Statement as so agreed or determined shall be the Completion Accounts and the Completion Statement for the purposes of this Agreement and shall be final and binding on the Parties; and

(b)

the Debt, the Cash, the Intra-Group Payables, the Intra-Group Receivables and the Working Capital in each case, as at the close of business on the Completion Date, shall be as set out in the Completion Statement.

7.8

The Seller shall procure that each member of the Seller’s Group shall, and the Buyer shall procure that any Group Company and its and their respective directors, officers, employees and auditors shall, promptly provide each other, their respective advisers, the Expert, the Buyer’s accountants and the Seller’s accountants with all information (in their respective possession or control) relating to the operations of any Group Company, as the case may be, including access at all reasonable times to all Group employees, books, records, relevant working papers and files of the auditors of the Group, and other relevant information and all co-operation and assistance, as may in any such case be reasonably required to:

	(a)	enable the production of and the review of the Completion Accounts and the Completion Statement; and

	(b)	enable the Expert to determine the Completion Accounts and the Completion Statement.

The Seller and the Buyer hereby authorise each other, their respective advisers and the Expert to take copies of all information which they have agreed to provide under this clause 7.8; provided that the Seller and the Buyer shall instruct the Expert to keep such information confidential.

7.9

The Completion Accounts and the Completion Statement shall be prepared and shall be used for the exclusive purpose of determining the Debt, the Cash, the Intra-Group Receivables, the Intra-Group Payables and the Working Capital as at the close of business on Completion Date, without any representation or warranty by either Party with respect to the Completion Accounts and the Completion Statement.

8.	SALE OF THE ATMEDICA INDIAN SHARES

8.1

Subject to the Atmedica Indian Consent, the Seller has agreed to sell the Atmedica Indian Shares to the Buyer and the Buyer has agreed to purchase the Atmedica Indian Shares for a total price of five hundred thousand euros (€ 500,000) (the “Indian Price”).

8.2

The Seller will make its best efforts to sell to the Buyer the Atmedica Indian Shares with effect as at Completion Date as far as possible and, provided that the Atmedica Indian Consent has been granted, then the Buyer hereby undertakes to purchase the Atmedica Indian Shares in accordance with the terms and conditions of this Agreement. The Seller will, as from the date of this Agreement and in accordance with the provisions of clause 9.2(a) of the Atmedica Indian Agreement, notify the shareholders of Atmedica Indian Pvt Ltd of its intention to transfer the Atmedica Indian Shares to the Buyer at the Indian Price and will ask for the Atmedica Indian Consent.

8.3

The Buyer hereby agrees to take any action, as required under the Atmedica Indian Agreement and as could be reasonably required by the shareholders of Atmedica Indian Pvt Ltd, and to co-operate with the Seller, in order to obtain, as soon as possible, the Atmedica Indian Consent. In particular, the Buyer hereby agrees to, promptly upon request of the Seller or any shareholder of Atmedica India Pvt Ltd, execute a counterpart copy of the Atmedica Indian Agreement and an accession agreement to the Atmedica Indian Agreement in the form required under the Atmedica Indian Agreement.

8.4	Subject to the fulfilment of clause 8.2 and clause 8.3, the transfer of the ownership of the Atmedica Indian Shares by the Seller to the Buyer (the “Indian Completion”) shall take place:

(a) at the Completion Date if the Atmedica Indian Consent is granted to the Seller and/or the Buyer by no later than the Completion Date; or

(b) within five (5) Business Days as from the date of receipt by the Buyer of a copy of the Atmedica Indian Consent if the Atmedica Indian Consent is granted after the Completion Date.

At the date of the Indian Completion, the Seller shall deliver (or cause to be delivered) to the Buyer the documents listed under clause 3.17 of schedule G.

8.5	In the event that:

(a) the Atmedica Indian Consent is refused prior to the Completion Date, then the Buyer shall not pay the Indian Price at the Completion Date as provided for under clause 6.3(e); or

(b)

the Atmedica Indian Consent is refused after the Completion Date, then, within five (5) Business Days after receipt of such notice of refusal, the Seller shall refund in cash the Indian Price in the Buyer’s Account, by way of telegraphic transfer in immediately available funds, together with interest thereon at the Agreed Rate for the period from the Completion Date to the date of the actual payment (both dates inclusive).

9.	POST COMPLETION UNDERTAKINGS OF THE PARTIES

9.1	Upon Completion, the Buyer shall and shall procure that any of the Group Companies shall:

(a)

cease in any manner whatsoever to use, or display the Retained Trademarks, and for that purpose, take any action required and fully co-operate with the Seller’s Group to ensure that any of the Retained Trademarks ceases to be used by, and/or displayed, and/or registered under the name of, any Group Company as soon as possible after Completion Date and in any event by no later than six (6) months as from the Completion Date; and

(b)

as soon as legally possible under the applicable laws and in any event by no later than ninety (90) days following the Completion Date, procure that those Group Companies whose corporate names include the word “MediMedia” or the word “Atmedica” change their respective name so as not to include the word MediMedia  or Atmedica or any other word or words confusing similar thereto, and immediately following such change, give notice to the Seller with supporting evidence; it being agreed however that Atmedica Malaysia will, as required by applicable law, have to show its former name (being Atmedica Malaysia) on all documents for a period of not less than twelve (12) months as from the date of the change of its corporate name in accordance with this paragraph.

9.2

Upon Completion, the Seller shall and shall procure that any of the member of the Seller’s Group shall cease in any manner whatsoever to use, or display, any of the trademarks owned or used (but excluding the trademarks used by any Group Company pursuant to the Licence Agreements or any other licence agreements (or similar arrangements) entered into with a Third Party) by any Group Company and, that does not fall within the Retained Trademarks definition, and for that purpose, take any action required and fully co-operate with any such Group Company, to ensure that all of these trademarks ceases to be used by, and/or displayed, and/or registered under the name of, any member of the Seller’s Group (including, where such trademarks are predominantly used by a Group Company, by assigning the rights over those trademarks to the relevant Group Company as indicated by the Buyer) as soon as possible after Completion Date and in any event by no later than six (6) months as from the Completion Date.

9.3

The Buyer acknowledges and agrees (on its behalf and on behalf of any Group Company) that upon Completion, all insurance coverage provided in relation to the business and affairs (including, the Business) of any Group Company pursuant to policies maintained by any of the Seller or any member of the Seller’s Group (whether such policies are maintained with Third Party insurers or with the Seller or the Seller’s Group) shall cease, at no cost for the Group, and no further coverage shall be available to any Group Company under any such policies.

9.4

The Buyer acknowledges and agrees (on its behalf and on behalf of any Group Company) that upon Completion (but save as otherwise provided in this Agreement and in particular under the Transitional Services Agreements and the Licence Agreement), contracts, agreements, and other arrangements entered into between any Group Company on one hand, and any member of the Seller’s Group on the other hand (including the Intra-Group Agreements) will be terminated, at no cost for the Group, with effect as from Completion Date, except for those contracts, agreements, and other arrangements entered into, in the ordinary course of business, for the supply of general services.

9.5

The Buyer undertakes to use all reasonable endeavours to obtain, at no costs to the Seller or any member of the Seller’s Group, promptly after the Completion Date, the release of any member of the Seller’s Group from all guarantees, letters of comfort or similar undertakings given by any of them to Third Parties in connection with any obligation of any of the Companies or Subsidiaries, including but not limited to those set out in the Disclosure Letter (the “Guarantees”). In the event that any claim is made by a Third Party against any member of the Seller’s Group under any such Guarantees, the Buyer shall promptly indemnify and keep indemnified the relevant member of the Seller’s Group of any cost, charges or other expenses incurred by the relevant member of the Seller’s Group.

9.6

The Seller undertakes to use all reasonable endeavours to obtain, at no cost to the Buyer or any Group Company, promptly after the Completion Date, the release of any member of the Group, from all guarantees, letters of comfort or similar undertakings given by any of them to Third Parties in connection with any obligation of any of the Seller’s Group, including but not limited to those set out in the Disclosure Letter. In the event that any claim is made by a Third Party against any member of the Group under any such guarantee, letter of comfort or similar undertaking, the Seller shall promptly indemnify and keep indemnified the relevant member of the Group of any cost, charges or other expenses incurred by the Buyer or any relevant member of the Group or, as the case may be, Atmedica India Pvt Ltd.

9.7

Each Party will give the other Party (subject to customary confidentiality undertakings) reasonable co-operation, access (including the right to take copies at the own costs of the requiring Party), and staff assistance, as needed, during normal business hours, with respect to books of account, books, records, accounts, other financial data, or records relating to the Business, employees, Tax matters or operations of the Group in the period up to the Completion, held directly or indirectly by such Party, and relating to the Group Companies (the “Records”), except to the extent such access is restricted by law or the terms of any agreement, as may be necessary for such requiring Party (i) to prepare its Tax returns and financial statements, (ii) to manage and handle its Tax or social security audits or investigations, (iii) to handle any insurance claim, legal proceedings, employees claims or investigations by any governmental or regulatory body.

9.8

The undertakings contained in clause 9.7 above will survive until the later of (i) the expiry of a period of three (3) years from the Completion Date (plus any additional time during which a Party has been advised that there is an on-going Tax or social security (or equivalent) audit with respect to periods prior to the Completion, or such period is otherwise open to assessment) or (ii) the expiry of the applicable law or regulations to retain the Records, and to an extent as will not interfere with the disclosing Party’s conduct of its business.

9.9

The Seller (on its behalf and on behalf of any member of the Seller’s Group) and the Buyer (on its behalf and on behalf of any member of the Buyer’s Group, including the Group) agree to keep the Records reasonably accessible, and not to destroy or otherwise dispose of the Records (and any copies of the Records) for the duration provided for under clause 9.8 above without the prior written consent of the other Party (which shall have the opportunity to remove and retain any of the Records at its own costs).

9.10

As from the Completion Date and as long as the Buyer will have any rights of payment against the Seller under clause 11 (but subject, as the case may be, to schedule T) of this Agreement, in the event that, following (i) the disposal by the Seller of any of its assets or (ii) a distribution of cash or repayment of subordinated debt or loans or preferred shares by the Seller to the ultimate shareholders of the Seller’s Group, (a “Seller’s Transaction”), then the Seller will provide the Buyer, by no later than two (2) days prior to the completion of a Seller’s Transaction, with a certificate prepared by its auditors (the “Value Certificate”) confirming that the Seller’s Group Value (computed on the basis of the latest estimate of the EBITDA of the remaining Seller’s Group after completion of said Seller’s Transaction and, in respect of the Net Financial Debt, calculated on a pro forma basis of the remaining Seller’s Group after completion of said Seller’s Transaction) of the remaining Seller’s Group resulting from the said Seller’s Transaction exceeds: (i) one hundred million euros (€ 100,000,000), if such Seller’s Transaction is to take place between the period as from the Completion Date and up to 31 December 2005; or (ii) fifty million euros (€ 50,000,000) plus the amount of outstanding Claims notified by the Buyer prior to 31 December 2005, if such Seller’s Transaction is to take place between the period as from 1 January 2006 and up to 31 December 2007; or (iii) twenty-five million euros (€ 25,000,000) plus the amount of outstanding Claims notified by the Buyer prior tol31 December 2007, if such Seller’s Transaction is to take place between the period as from 1 January 2008 and up to 30 July 2011 (or up to such later date on which any outstanding Claims made under clause 11 of this Agreement have been settled in accordance with this Agreement). Upon receipt of any Value Certificate, the Buyer undertakes to take no action with a view to interfere with a Seller’s Transaction.

In the event that a Value Certificate states that the Seller’s Group Value (computed on the basis of the latest estimate of the EBITDA of the remaining Seller’s Group after completion of a Seller’s Transaction and, in respect of the Net Financial Debt, calculated on a pro forma basis of the remaining Seller’s Group after completion of a Seller’s Transaction) of the remaining Seller’s Group resulting from a Seller’s Transaction, is less than: (i) one hundred million euros (€ 100,000,000), if a Seller’s Transaction is to take place between the period as from the Completion Date and up to 31 December 2005; or (ii) fifty million euros (€ 50,000,000) plus the amount of outstanding Claims notified by the Buyer prior to 31 December 2005, if such Seller’s Transaction is to take place between the period as from 1 January 2006 and up to 31 December 2007; or (iii) twenty-five million euros (€ 25,000,000) plus the amount of outstanding Claims notified by the Buyer prior to 31 December 2007, if such Seller’s Transaction is to take place between the period as from 1 January 2008 and up to 30 July 2011 (or up to such later date on which any outstanding Claims made under clause 11 of this Agreement have been settled in accordance with this Agreement), then, the Seller will deliver to the Buyer, at the latest at the date of completion of the relevant Seller’s Transaction, either: (i) a bank guarantee (“caution bancaire solidaire”)issued by a first rank bank, with no “benéfice de discussion et de division” and for the relevant amounts provided for under clause 3.1 and then, clause 3.2 and then, clause 3.3 of schedule T, in all cases as appropriate depending on the date of such delivery; or (ii) any other similar undertaking to be agreed between the Buyer and the Seller (such delivery being confirmed in writing together with the delivery of the relevant Value Certificate).

For the avoidance of doubt, upon delivery of any bank guarantee or such other agreed undertaking under this clause 9.10, the Seller will be automatically released from its obligations under this clause 9.10; except if such bank guarantee or such other agreed undertaking lapses before 30 July 2011, or if later, the date on which any outstanding Claims made under clause 11 of this Agreement have been settled in accordance with this Agreement.

9.11

Without prejudice to clause 5.1(d) of the Agreement, the Buyer undertakes and shall procure (se porte fort)that MediMedia Australia Pty Ltd and MediMedia Holding Australia Pty undertake, to comply with the Tax Action List except where the Buyer’s Tax advisor shall have notified in writing prior to the Completion Date (with a copy to the Seller) that the Tax Action List either (i) is not workable or not practicable without exposing, directly or indirectly, the Buyer to significant irrecoverable costs or (ii) is likely to have an adverse net Tax impact whether actual or contingent (such impact not to include the total or partial unavailability of the loss incurred by the liquidation of Medical Observer Pty Ltd) for MediMedia Holding Australia Pty Ltd, MediMedia Australia Pty Ltd or the Substituted Buyer in Australia (but in respect of the latter only to the extent of a net Tax impact suffered or likely to be suffered as a direct result of a Tax impact affecting MediMedia Holding Australia Pty Ltd or MediMedia Australia Pty Ltd) (an “Authorized Exception”).

10.	COVENANT UP TO COMPLETION

10.1

As from the date of this Agreement and pending Completion, and except as contemplated in schedule K and in schedule R (including all of the actions necessary to implement the transactions contemplated under schedule K and schedule R) and, more generally, in this Agreement, or with the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed) or if required by law or other mandatory obligation or, as disclosed in the Disclosure Letter, contractual obligation, the Seller shall and, as far as legally possible, shall procure that the Group Companies shall (in each case in relation to the Business):

	(a)	carry out their Business in the ordinary course of business and manage their Business “en bon père de famille”;or

	(b)	not amend their by-laws or take any action which would result in amending their by-laws; or

(c)	not implement merger or legal reorganisations or legal restructuring or, except in the ordinary course of business, cease trading any part of their Business; or

(d)

not enter into any material contract or commitment involving an actual expenditure for the relevant Company or Subsidiary in excess of two hundred thousand euros (€ 200,000) over a period of one (1) year or which is not in the ordinary course of trading; or

(e)	not dispose of any part of the Business except in the ordinary course of trading; or

(f)	not permit any of its insurance policy to lapse or not do anything which will make any insurance police void or voidable; or

(g)	not grant or create any Encumbrance over the Shares and, as the case may be, the Atmedica Indian Shares, or over their Assets; or

(h)	not enter into any leasing, hire purchase or other agreement or arrangements for payment on deferred terms other than in the ordinary course of business; or

(i)

except as required pursuant to the applicable collective bargaining agreements or local equivalent agreements, make any material change in the terms and conditions of employment, including deciding a general increase in the remuneration of the employees; or

(j)	not borrow any money from a Third Party for an amount in excess of one hundred thousand euros (€ 100,000) or other than in the ordinary course of business; or

(k)	not declare, make or pay any dividend, reserves or payment of interim dividends or other distribution to a Third Party or a member of the Seller’s Group; or

(l)	not amend the Accounting Policies; or

(m)	not give any guarantees to a Third Party except in the ordinary course of business; or

(n)	not create, allot or issue any share or loan capital in any Group Company or acquire shares in any other Third Party; or

(o)

not repay redeem or agree to repay or redeem any shares of their capital or loan capital, and not agree or agreed to effect any reduction of their issued share capital, or purchased their own shares; or

(p)	not assign, transfer, licence any Intellectual Property to a Third Party or a member of the Seller’s Group or not grant any Encumbrance over any Intellectual Property; or

(q)

except as otherwise provided in this Agreement and save in respect of the approval of annual accounts or the appointment or discharge of directors or statutory auditors, not pass any resolution of its shareholders, whether in general meeting or otherwise; or

(r)	other than in the ordinary course of business, not enter into any contract providing for unusual trade discounts or unusual other special terms; or

(s)	issue invoices with their trade debtors in line with historic practice; or

(t)

except as indicated under schedule C in respect of those Subsidiaries which are, at the date of this Agreement, under a liquidation process or under external administration or other similar proceedings, not file any petition or convene any meeting for the winding-up of any Group Company or for the appointment of any provisional liquidator, and not file any petition for an administration order to be made in relation to any Group Company and for the appointment of any receiver (including, without limitation, any administrative receiver) in respect of the whole or any part of the property, assets and/or undertaking of any Group Company; or

(u)	not agree, conditionally or otherwise, to do any of the foregoing.

10.2	Notice of any change

In the event that any of the event listed in clause 10.1 is contemplated by the Seller or by a Group Company, between the date of this Agreement and the Completion Date, the Seller shall, promptly as such event arises or becomes known to it, notify the Buyer of any such event. Within five (5) Business Days as from the date of the Seller’s notice referred to above, the Buyer shall have the right to object in writing to such event, together with reasonable supporting grounds. The Buyer’s consent to an event will be deemed granted if the Buyer fails to disapprove it within the five (5) Business Days period referred above.

11.	WARRANTIES OF THE SELLER

11.1

The Seller warrants, as at the date of this Agreement and, subject to the Warranties’ Statement, as at the Completion Date (but save with respect to clause 14 of schedule S), to the Buyer in terms of the Warranties of the Seller and each of the Warranties of the Seller shall be separate and independent and construed as a separate Warranty of the Seller. The Seller warrants to the Buyer no other statement than the Warranties of the Seller.

11.2

Subject to clauses 11.3 to 11.4 below, the Seller shall pay to the Buyer the amount of any Claim which arises from any of the Warranties of the Seller being untrue or breached, or from any breach of the covenants of the Seller arising from clause 10, and the Parties agree that such amount shall be equal to the amount necessary to put the Buyer into the position which would have existed if the relevant Warranty of the Seller had not been untrue or breached or if the relevant covenant of the Seller had not been breached.

11.3	Any Claim and any payment by the Seller under a Claim is subject to the terms and provisions of this clause 11 and of schedule T.

11.4

The Seller shall be under no liability under any of the Warranties of the Seller in relation to any matter forming the subject matter of a Claim thereunder to the extent that the same or circumstances giving rise thereto are fairly disclosed in the Disclosure Letter or in the Disclosed Information and/or in the Warranties’ Statement and/or in this Agreement; provided however that any matter disclosed in the Disclosed information and/or the Disclosure Letter and/or the Warranties’ Statement and triggering a loss (préjudice) relating to Tax shall not discharge the Seller from its liabilities under (and subject to) this clause 11 and schedule T.

11.5

Save in the case of fraud or wilful concealment by any Group Company or any of its officers or employees, the Seller: (i) hereby irrevocably waives any and all claims against each such Group Company and any of its officers or employees and (ii) undertakes (if any Claim is made against it in connection with the sale of the Shares to the Buyer) not to make any claim against any such person on whom it may have relied before agreement to any terms of this Agreement or authorising any statement in the Disclosure Letter (and undertakes that no member of the Seller’s Group claiming under or through it will make any such claim).

12.	WARRANTIES OF THE BUYER

12.1	The Buyer hereby represents and warrants to the Seller as of the date hereof and as of the Completion Date as follows (the “Warranties of the Buyer”):

(a) Corporate Organisation

The Buyer is a private limited company validly organised and existing under the laws of England and has all requisite corporate power and authority to enter into the Agreement and any other documents to be entered into pursuant to the Agreement and to perform its obligations hereunder.

	(b)	Authorisation and Validity

Subject to the fulfilment of the Conditions Precedent, the execution and delivery of the Agreement and the performance by the Buyer of the Contemplated Transaction have been duly authorised by all necessary corporate action and any other consents required by the Buyer have been obtained. This Agreement has been duly executed by the Buyer, and subject to the fulfilment of the Conditions Precedent, this Agreement constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with the terms hereof.

	(c)	No Conflict or Violation

The performance of the Contemplated Transaction herein will not: (i) violate or conflict with the constitutive documents of the Buyer or (ii) violate or constitute a default under any material contract to which the Buyer is a party or by which its assets or property are bound or any law or regulation or any order, judgement or rule of any judicial, governmental or regulatory authority which is applicable to the Buyer or its respective assets or property.

	(d)	Third Party Consents

Unless otherwise provided in this Agreement with respect to the acquisition by the Buyer of the Atmedica Indian Shares, no Third Party consents other than provided for in clauses 4.1 and 5.2 above are required to be made or obtained by the Buyer in connection with the execution and delivery of this Agreement, or the performance of the Contemplated Transaction.

	(e)	Acknowledgement

The Buyer declares that on the basis of the (i) Disclosed Information and, (ii) publicly available information, and (iii) information otherwise available to it, it has carried out its own reasonable investigation in, and analysis of, relevant local laws applicable to the Group (including Atmedica India Pvt Ltd) and in particular, as regards, restrictions on foreign investments.

12.2

The Buyer shall pay to the Seller the amounts of any claim which arises from any of the Warranties of the Buyer being untrue or breached and the Parties agree that such amounts shall be equal to the amounts necessary to put the Seller into the position which would have existed if the Warranties of the Buyer had been true and complete.

12.3

If any sum payable by the Buyer to the Seller under this clause 12 shall be subject to Tax (whether by way of deduction or withholding or direct assessment by any Tax authority of the person entitled thereto), such payment shall be increased by such an amount as shall ensure that after deduction, withholding or payment of such Tax (and after taking into account any relief to which the recipient is entitled to as result of such withholding or deduction), the Seller shall have received a net amount equal to the payment otherwise required to be made by the Buyer under this clause 12.

12.4

Save in the case of fraud or wilful concealment by any of the Buyer’s officers or employees, the Seller (i) hereby irrevocably waives any and all claims against any of the Buyer’s officers or employees and (ii) undertakes (if any claim is made against it in connection with the purchase of the Shares from the Seller) not to make any claim against any such person on whom it may have relied before agreement to any terms of this Agreement (and undertakes that no member of the Seller’s Group claiming under or through it will make any such claim).

13.	ACCESS TO INFORMATION

13.1

The Buyer expressly acknowledges and agrees that prior to the execution of this Agreement, it, along with its advisers, carried out a due diligence of the Group (including Atmedica India Pvt Ltd) and for that purposes, was allowed access to the Disclosed Information. In this respect, the Buyer acknowledges and agrees that it has been in a position to review the contents of the Disclosed Information, in particular by asking any question which the analysis of the Disclosed Information might entail and by questioning the relevant directors, officers, employees and advisers of the Seller’s Group or any Group Company, the names of which are set out in schedule P.

13.2

Save as otherwise provided in this Agreement, any Disclosed Information supplied by or on behalf of any Group Company (including Atmedica India Pvt Ltd) to or on behalf of the Seller or the Seller’s Group shall not constitute a representation or warranty or guarantee as to the accuracy thereof by the Seller or the Seller’s Group (or any of their respective directors, officers, employees and advisers) and shall not in any manner whatsoever lead to any liability or obligation by the Seller or the Seller’s Group or any of their respective directors, officers, employees and advisers. Consequently, the Buyer undertakes (on its behalf and on behalf of the Buyer’s Group) to any member of the Seller’s Group (for themselves and any of their respective directors, officers, employees and advisers) that it will not bring any claims against such persons in respect thereof.

14.	NON-SOLICITATION

14.1

The Seller shall not and shall procure, as far as it is legally capable to, that the members of the Seller’s Group shall not, during a period of eighteen (18) months from the Completion Date, solicit, approach, canvass or hire, directly or indirectly, in any manner whatsoever, any director, officer, senior executives (cadres)or manager of the Group; provided that nothing in this clause 14.1 shall prohibit any member of the Seller’s Group from making general advertisements for positions.

14.2

The Seller shall pay to the Buyer the amount of any claim which arises from any breach by the Seller of this clause 14.1 and the Parties agree that such amount shall be equal to the amount necessary to put the Buyer in the position which would have existed if the provisions of clause 14.1 had not been breached.

15.	NON COMPETITION

15.1

Unless otherwise agreed under clause 15.2, the Seller covenants and procures, as far as it is legally capable to, that the members of the Seller’s Group covenant as if they were parties covenanting with the Buyer in the same terms, that for a period of two (2) years after the Completion Date, they will not:

(a)

carry out either on their own account or in conjunction with or on behalf of any Third Party, or be engaged, concerned or interested, directly or indirectly, whether as shareholder, director, partner, agent or otherwise, in carrying out, in France, Spain, Portugal, Belgium, The Netherlands, Germany, Hungary, Poland, Russia, Australia, New Zealand, the Peoples’ Republic of China, Hong Kong, India (but only as from, and subject to, the Indian Completion), Bangladesh, Indonesia, Korea, Malaysia, The Philippines, Singapore, Taiwan, Thailand and Vietnam, any business (other than as a holder of shares in a company carrying on such a Business where the shareholding is for investment purposes only and does not confer any control over the business in question) which competes with the activities of compiling, distributing and marketing by all methods and means (in particular directories, CD Roms, the internet or other media) of drug databases which in particular include the name and monograph of drugs including active substances and the form of dosage, such databases intended for sale or distribution free of charge to professionals in the health industry (doctors, pharmacists, hospitals, students, physicians...) and to insurance companies, as such activities are carried out by the relevant Group Companies as at the Completion Date;

(b)

carry out either on their own account or in conjunction with or on behalf of any Third Party, or be engaged, concerned or interested, directly or indirectly, whether as shareholder, director, partner, agent or otherwise, in carrying out, in Belgium, The Netherlands, Germany, Australia, Peoples’ Republic of China, Hong Kong,

Bangladesh, Indonesia, Korea, Malaysia, New Zealand, The Philippines, Singapore, Taiwan, Thailand and Vietnam, any business (other than as a holder of shares or equity interest in a company carrying on such a Business where the shareholding is for investment purposes only and does not confer any control over the business in question) which competes with the activities of editing, publishing, selling or distributing the “Healthcare professionals’ trade magazine” defined as being professional journals sold or distributed free of charge, primarily for the benefit of doctors, dentists, vets and pharmacists, as such activities are carried out by the relevant Group Companies.

15.2

Nothing in this clause 15.1 shall prevent or restrict the Seller or any other member of the Seller’s Group from, after the Completion Date, within any of the jurisdictions referred to under clause 15.1(a) or (b), as appropriate:

(a)

carrying out either on their own account or in conjunction with or on behalf of any Third Party, or being engaged, concerned or interested, directly or indirectly, whether as shareholder, director, partner, agent or otherwise, in carrying out or being engaged in or economically interested in any business (including, in France, Spain and Australia, the business of editing, publishing, selling or distributing the “Healthcare professionals’ trade magazine” defined as being professional journals sold or distributed free of charge, primarily for the benefit of doctors, dentists, vets and pharmacists), which, at the date of this Agreement, it currently carries out or is engaged in or economically interested in or any reasonable extension or development thereof;

(b)

carrying out or being engaged in or economically interested in any of the activities referred to under clause 15.1 above after such time as the Buyer’s Group ceases to carry out or be engaged in or economically interested in such activities to any material extent;

(c)

acquiring the whole or any part of a business which, or the share capital of a Third Party or group of Third Parties whose business or a part thereof, competes with the activities referred to under clause 15.1 above (the “Competitive Operations”),as part of a larger acquisition or series of related acquisitions provided that such acquisition has not been made with the sole or main purpose of acquiring the Competitive Operations; and

(d)

trading with its existing customers or any future customers provided that, save as authorised under clause 15.2(b) above, such trading does not constitute a breach of the provisions of clause 15.1 above.

15.3

The Seller shall pay to the Buyer the amount of any claim which arises from any breach of the covenants by the Seller under this clause 15 and the Parties agree that such amount shall be equal to the amount necessary to put the Buyer in the position which would have existed if the covenants of the Seller had not been breached.

16.	ANNOUNCEMENTS - CONFIDENTIALITY - CONFIDENTIAL INFORMATION

16.1

Pending Completion to the date five (5) years from Completion, no Party shall disclose the making of this Agreement nor its terms nor any other agreement referred to in this Agreement (except those matters set out in the press release to be prior agreed between the Parties) without the prior written consent of the other Party unless disclosure is:

	(a)	to its advisers; or

	(b)	required for the Atmedica Indian Consent; or

	(c)	required by law, rule or regulation or regulatory, administrative or government body and such disclosure shall then only be made by that Party:

(i)

after it has taken all such steps as may be reasonable in the circumstances to agree the contents of such announcement with the other Parties before making such announcement and provided that any such announcement shall be made only after notice sent reasonably in advance to the other Parties; and

(ii) to the person or persons and in the manner required by law, rule or regulation or regulatory, administrative or government body or as otherwise agreed between the Parties.

For the avoidance of doubt, nothing herein shall be deemed to prohibit or restrict the Seller from disclosing information to (i) any member of the Seller’s Group (including their respective directors, officers and employees), (ii) the lending banks of the Seller’s Group and (iii) to the employees of any Group Company as may be required by applicable laws or regulations or other contractual undertakings.

16.2

The Seller covenants and procures that the members of the Seller’s Group covenant that they will not at any time hereafter disclose to any Third Party any confidential information relating to the internal management and Business operations of any Group Company and the identity of their customers, products, finances, contractual arrangement, business or methods of business as known by the Seller prior to the Completion Date. This covenant does not however apply to:

	(a)	disclosure of confidential information required to be disclosed or divulged by law or by court or by any administrative or regulatory body;

	(b)	confidential information which becomes generally known by the public or any Third Party other than by the Seller’s breach of clause 16.2; or

	(c)	disclosure of confidential information to professional advisers for the purpose of advising any member of the Seller’s Group.

17.	COSTS

Unless expressly otherwise provided in this Agreement, each of the Parties shall bear its own costs, charges, and other expenses (including, inter alia, its legal, accountancy and other costs, charges and expenses) connected with the negotiation, preparation and performance of this Agreement, it being specified that the Buyer expressly agrees to bear any transfer tax or stamp tax duty (or similar) in respect of the acquisition of the France Shares (as referred to Article 726 under the French Code Général des Impôts),the Spain Shares and each of the Santémedia Shares (including, as the case may be, the Atmedica Indian Shares), if any.

18.	ASSIGNMENT

Unless otherwise provided in this Agreement, this Agreement is personal to the Parties and accordingly no Party without the prior written consent of the others (such consent not to be unreasonably withheld) shall assign or transfer, the benefit of all or any of any other Party’s obligations nor any benefit arising under this Agreement neither shall any Party delegate any of its obligations under this Agreement or subcontract their provision to any Third Party; provided that the rights and benefits of the Parties under this Agreement (including, for the avoidance of doubt, the Warranties of the Seller or the Warranties of the Buyer, as appropriate, and any causes of action arising with any of them) may be assigned by each Party to a member of their respective group (which, for the avoidance of doubt, shall include the UBM Group and the Seller’s Group) but always so that if such assignee ceases to be a member of that group, then such rights or benefits shall be assigned to another member of that group.

19.	FURTHER ASSURANCES

Each of the Parties shall from time to time upon request from the others do or procure the doing of all acts and/or execute or procure the execution of all such documents in so far as each is reasonably able and (unless otherwise agreed between the Parties) in a form reasonably satisfactory to the Party concerned for the purpose of transferring to the Buyer the Shares, the Atmedica Indian Shares, and otherwise giving the other Parties the full benefit of this Agreement.

20.	WAIVER

20.1

A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting Party and then only in the instance and for the purpose for which it is given.

20.2

No failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

20.3	No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the Seller and the Buyer.

21.	INVALIDITY

21.1

If any provision of this Agreement is or becomes invalid, illegal, inapplicable or unenforceable, the validity, legality, applicability and enforceability of this Agreement shall not be affected or impaired in any way.

21.2

In such an event, the Parties will negotiate in good faith and promptly in order to substitute, if possible, the relevant invalid, illegal, inapplicable or unenforceable provision with a valid, legal, applicable and enforceable provision corresponding to the original provision.

22.	NOTICES

22.1

All notices, demand or other communication given or made under or in connection with the matters contemplated by this Agreement shall only be effective if made in writing and sent by registered letter with acknowledgement of receipt, or by facsimile confirmed on the same day by registered letter with acknowledgement of receipt, or by personal delivery with acknowledgement of receipt:

in the case of the Seller:

Santémedia Holding S.à r.l.
5, Parc d’Activité Syrdall, L-5365 Münsbach, Luxembourg.
Fax: 00 352 26 94 12 81
Attention: Mr Marcus Wood and Mr François Mirallié

with a copy to:

MediMedia SA
12, rue d’Uzés, 75002 Paris - France
Fax: 00 33 140 13 40 17
Attention: Mr François Mirallié and Mrs Marie-Michéle Blouin

with a copy to:

Ashurst
22 rue de Marignan, 75008 Paris - France
Fax: 00 33 1 53 53 53 54
Attention: Maître Nathalie Alibert;

in the case of the Buyer:

United Business Media Group Limited
Ludgate House, 245 Blackfriars Road
London SE1 9UY - United Kingdom
Fax: 00 44 207 928 2728
Attention: Anne Siddell (Company Secretarial Department)

with a copy to:

Allen & Overy Llp
26, boulevard des Capucines, 75009 Paris - France
Fax: 00 33 1 40 06 54 54
Attention: Maître Jean-Claude Rivalland

and shall be deemed to have been duly given or made as follows:

(a) if sent by registered letter with acknowledgement of receipt, two (2) Business Days after the date of posting;

(b) if sent by facsimile, the next Business Day following such despatched;

(c) if personally delivered, upon delivery at the address of the relevant party;

provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made outside 9.00 a.m. - 5.00 p.m. on a Business Day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

22.2

A Party may notify the other Party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 22.1 provided that such notification shall only be effective:

(a) on the date specified in the notification as the date on which the change is to take place; or

(b)

if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date falling five (5) Business Days after notice of any such change has been given.

23.	SUBSTITUTION OF THE BUYER

The Buyer shall be entitled, subject to prior written notice addressed to the Seller by no later than ten (10) Business Days prior to the Completion Date (such notice including a brief description of the Substituted Buyer(s), as defined below, together with details of the Shares to be purchased by the Substituted Buyer(s)) to have the purchase of the Shares completed by one or more companies set up by the Buyer or any member of the Buyers’ Group prior to the Completion Date (the “Substituted Buyer”);provided that:

(a) each Substituted Buyer purchases the relevant Shares as described in the aforesaid notice; and

(b) each Substituted Buyer executes those relevant documents which are required to be executed by the Buyer under this Agreement as at the Completion Date; and

(c) the Buyer shall remain jointly and severally liable with each of the Substituted Buyers for any of the obligations and liabilities of the Buyer under this Agreement.

24.	SCHEDULES

Each of the schedules to this Agreement forms an integral part of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the schedules.

25.	AMENDMENTS

Any amendment to this Agreement (including to any of its schedules) must be made in writing and signed by each of the Parties.

26.	ENTIRE AGREEMENT

This Agreement together with any other documents referred to in this Agreement shall constitute the entire and only agreement between the Parties. Consequently, this Agreement supersedes any contract, agreement, exchange of letters or verbal agreement relating to the Contemplated Transaction and that might have been entered into between the Parties prior to the date of this Agreement.

27.	GOVERNING LAW - JURISDICTION

27.1	This Agreement shall be governed by and construed in accordance with French law.

27.2

Any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement (or any matters contemplated under this Agreement) or its formation or its validity or its interpretation or its performance shall be definitively resolved according to the arbitration rules of the ICC by one or more arbitrators, appointed in accordance with the ICC rules. The arbitration shall take place in Paris and the arbitration language shall be English; it being agreed that documents in French (including, for example, case law) could be exchanged or delivered without translation in English.

Made in Paris, on 16 June 2004, in two (2) originals.

For the Seller:	For the Buyer:

/s/ FRANÇOLS MIRALLIÉ	/s/ NIGELWILSON

Santémedia Holding S.à r.l.	United Business Media Group Limited
Represented by Mr Françols Mirallié	Represented by UNM Investments Limited
Title: Gérant	Title: Director
Represented by: Nigel Wilson
Title: Director of UNM Investments Limited

LIST OF SCHEDULES

SCHEDULE A:	The Santémedia Shares and the Santémedia Beneficial Ownership

SCHEDULE B:	The Companies

SCHEDULE C:	The Subsidiaries

SCHEDULE D:	Accounting Policies

SCHEDULE E:	Draft Completion Statement

SCHEDULE F:	Amount of the Completion Payment for the France Shares, the Spain Shares and the Australian Shares

SCHEDULE G:	List of documents to be delivered to the Buyer by the Seller pursuant to clause 6.2(c)

SCHEDULE H:	List of documents to be delivered by the Buyer to the Seller pursuant to clause 6.3(a)

SCHEDULE I:	Form of the letters of resignation

SCHEDULE J:	Agreed form of transfer agreements

SCHEDULE K:	Actions to be performed by the Seller prior to the Completion Date

SCHEDULE L:	Intra-Group Agreements

SCHEDULE M:	Security Documents

SCHEDULE N:	Retained Trademarks

SCHEDULE O:	Transitional Services Agreement

SCHEDULE P:	List of the directors or employees for the purpose of clause 13.1

SCHEDULE Q:	Licence Agreements

SCHEDULE R:	Authorised actions

SCHEDULE S:	Warranties of the Seller

SCHEDULE T:	Seller Protection Clauses

SCHEDULE U:	Key Employees of the Group

SCHEDULE V:	Debt, Cash and Working Capital Definitions

SCHEDULE A

A.	THE SANTEMEDIA SHARES

For the purposes of this Agreement, the Santémedia Shares means the following shares of the Companies listed below (as such Companies are described under schedule B) owned by the Seller:

	1.	eighty three thousand five hundred (83,500) shares, representing together one hundred per cent. (100%), of the share capital of MediMedia Belgium SA;

	2.	one (1) share, representing one hundred per cent. (100%), of the share capital of MediMedia Holding Germany GmbH;

	3.	four hundred and one (401) shares, representing together one hundred per cent. (100%), of the share capital of MediMedia Netherlands BV;

	4.	five thousand (5,000) shares, representing together one hundred per cent. (100%), of the share capital of Livros Technicos Portugeses LTP SA;

	5.	one hundred (100) shares, representing together one hundred per cent. (100%), of the share capital of MediMedia International SP Zoo;

	6.	seven million nine hundred thousand eight hundred ninety two (7,900,892) shares, representing together one hundred per cent. (100%), of the share capital of MediMedia Holding Australia Pty;

	7.	one thousand eight hundred (1,800) shares, representing together one hundred per cent. (100%), of the share capital of MediMedia (NZ) Ltd;

	8.	four thousand eight hundred ninety six (4,896) shares, representing together 48.96 per cent., of the share capital of Infopharma Media Services;

	9.	one (1) share of MediMarketing Inc.;

	10.	nine hundred ninety nine (999) shares, representing together 99.90 per cent., of the share capital of MediMedia Pacific Lltd;

	11.	fifteen million two hundred fifty thousand (15,250,000) shares, representing together one hundred per cent. (100%), of the share capital of MediMedia Asia Pte Ltd;

	12.	three hundred twenty thousand (320,000) shares, representing together one hundred per cent. (100%), of the share capital of MediMedia Korea Chusik Hosea.

B	THE SANTEMEDIA BENEFICIAL OWNERSHIP

For the purposes of this Agreement, the Santémedia Beneficial Ownership means the following beneficial ownership of the shares of the Companies listed below (as such Companies are described under schedule B) held by the Seller:

	1.	the beneficial ownership of forty four thousand nine hundred ninety nine (44,999) shares, representing together approximately thirty per cent. (30%) of the share capital of MediMarketing Inc.;

2.	the beneficial ownership of two hundred fifty thousand (250,000) shares of Atmedica Malaysia (M) Sdn Bhd;

3.	the beneficial ownership of two thousand six hundred (2,600) shares, representing one hundred per cent. (100%) of the share capital of PT Infomaster;

4.	the beneficial ownership of ten thousand (10,000) shares, representing together one hundred per cent. (100%) of the share capital of MediProm (Malaysia) Sdn Bhd;

5.	the beneficial rights and interests in two (2) ordinary shares of par value s$1.00, representing one hundred percent (100%) of the share capital in Medidata Pte Ltd; and

6.	the beneficial ownership of one (1) share representing 0.1 per cent. of the share capital in MediMedia Pacific Ltd.

SCHEDULE B

THE COMPANIES

1.	VIDAL SA, a company organised under the laws of France, having its registered office at 21-23, rue Camille Desmoulins, 92130 Issy-les-Moulineaux - France.

2.	MediMedia Medicom SA, a company organised under the laws of Spain, having its registered office at 90 Calle Infanta Mercedes, 90, 6th Floor, Madrid - Spain.

3.	Livros Technicos Portugueses LTP, a company organised under the laws of Portugal, having its registered office at Avenida Visconde de Valmor, n° 65-1° Andar, Lisboa - Portugal.

4.	MediMedia Belgium SA, a company organised under the laws of Belgium, having its registered office at 100, rue de Bourdon, B-1180 UCCLE (Brussels) - Belgium.

5.	MediMedia Holding Germany GmbH, a company organised under the laws of Germany, having its registered office at Am Forsthaus, Gravenbruch 7, 63263 Neu - Isenburg - Germany.

6.	MediMedia Netherlands, a company organised under the laws of the Netherlands, having its registered office at Transistorstraat 44 I, 1322 CG Almere - The Netherlands.

7.	MediMedia International SP Zoo, a company organised under the laws of Poland, having its registered office at Plac Bankowy 2, Blue Tower 00 - 095 Warsaw - Poland.

8.	MediMedia Holding Australia Pty Ltd, a company organised under the laws of Australia, having its registered office at 2nd Floor, 1-9 Chandos Street, Crows Nest NSW Australia 2065.

9.	MediMedia NZ Ltd, a company organised under the laws of New Zealand, having its registered office at 3 Shea Terrace Takapuna North Shore City - New Zealand.

10.	MediMedia Pacific Ltd, a company organised under the laws of Hong Kong, having its registered office at Unit 901-903, 9th floor AXA center, 151 Gloucester Road, Wan Chai - Hong Kong.

11.

PT Infomaster, a company organised under the laws of Indonesia, having its registered office at Wisma Pondok Indah LT 2, Suite 202-A, Jalan Sultan Iskandar Muda V-TA, Jakarta Seletan 12310 - Indonesia.

12.	MediMedia Korea Chusik Hoesa, a company organised under the laws of Korea, having its registered office at c/o 4th floor, BMS Building, 829-1 Yeoksam-Dong, Gangnam-Gu, Seoul1 35-936.0 - Korea.

13.	MediProm (Malaysia) SDN BHD, a company organised under the laws of Malaysia, having its registered office at 41B Damai Complex, Jalan Dato Haji Eusoff, 50400 Kuala Lumpur - Malaysia.

14.	Atmedica (M) SDN BHD, a company organised under the laws of Malaysia, having its registered office at 41B Damai Complex, Jalan Dato Haji Eusoff, 50400 Kuala Lumpur - Malaysia.

15.	MediMedia Asia Pte Limited, a company organised under the laws of Singapore, having its registered office at 3 Lim Teck Kim Road n°10-01, Singapore Technologies Building, Singapore 088934.

16.	MediData Pte Ltd, a company organised under the laws of Singapore, having its registered office at 200 Cantonment Road n°02-03, Southpoint, Singapore 089763.

17.	Infopharma Media Services, a company organised under the laws of Thailand, having its registered office at No. 368 Sukhumvit 68, Sukhumvit Road, Kwaeng Bangna, Khet Bangna, Bangkok 10260 - Thailand.

18.	MediMarketing Inc., a company organised under the laws of The Philippines, having its registered office at 28th Floor, Equitable Bank Tower, 8751 Paseo de Roxas, Makati City 1127 - The Philippines.

SCHEDULE C

THE SUBSIDIARIES

1.	SUBSIDIARY OF VIDAL SA

-	Astra Pharma Services, a company organised under the laws of Russia, having its registered office at Kalanchevskaya Str.ll, Building # 2, 107078 Moscow - Russia[1]

2.	SUBSIDIARY OF MEDIMEDIA BELGIUM SA

-	MediBRIDGE NV, a company organised under the laws of Belgium, having its registered office at 100, rue de Bourdon, B-1180 UCCLE (Brussels) - Belgium

3.	SUBSIDIARIES OF MEDIMEDIA HOLDING GERMANY GmbH

-	MediMedia Medizinische Medien Information GmbH, a company organised under the laws of Germany, having its registered office at Am Forsthaus Gravenbruch 7, 63263 Neu-Isenburg - Germany

-	MediMedia Eastern Europe GmbH, a company organised under the laws of Germany, having its registered office at Am Forsthaus Gravenbruch 5-7, 63263 Neu-Isenburg - Germany

-	MediMedia Informations KFT, a company organised under the laws of Hungary, having its registered office at Thaly Kalman u. 39 1096 Budapest - Hungary

-	IMP Verlag (dormant subsidiary - in process of liquidation), a company organized under the laws of Austria, having its registered office at Burgerstrasse 2, 6020 Innsbruck - Austria.

4.	SUBSIDIARY OF LIVROS TECNICOS PORTUGUESES LTP SA

-	Edicoes Simposium LDA, a company organised under the laws of Portugal, having its registered office at 65-1 Avenida Visconde de Valmor, 1050-239 Lisboa - Portugal.

5.	SUBSIDIARY OF MEDIMEDIA HOLDING AUSTRALIA PTY Ltd

-	MediMedia Australia Pty Ltd, a company organised under the laws of Australia, having its registered office at 2nd Floor, 1-9 Chandos Street, Crows Nest NSW - Australia 2065.

-

Medical Observer Pty Ltd (under external administration - liquidator appointed), a company organised under the laws of Australia, having its registered office at Suite 1, level 1, the Stroll, Howard Avenue, Dee Why NSW - Australia 2099.

-

Mims Data Systems (under external administration - liquidator appointed), a company organised under the laws of Australia, having its registered office at 2nd Floor, 1-9 Chandos Street, Crows Nest NSW - Australia 2065.

6.	SUBSIDIARIES OF MEDIMEDIA PACIFIC Ltd

-	Atmedica Pacific (in process of liquidation), a company organised under the laws of Hong Kong.

-	MediMedia Zhuhai Ltd, a company organised under the laws of People’s Republic of China, having its registered office at Unit 901-903, 9th floor AXA center, 151 Gloucester Road, Wan Chai - Hong Kong.

7.	SUBSIDIARIES OF MEDIMEDIA ASIA PTE Ltd

-	Atmedica Asia Pte, a company organised under the laws of Singapore, having its registered office at 3 Lim Teck Kim Road n°10-01, Singapore Technologies Building - Singapore 088934.

-

LPSA Pte Ltd (former name: Aptitude Systems Pte Ltd) (dormant company), a company organised under the laws of Singapore, having its registered office at 101 Cecil Street N°25-05, Tong Eng Building - Singapore 069533.

-	Tradimed Pte Ltd, a company organised under the laws of Singapore, having its registered office at 101 Cecil Street N°25-05, Tong Eng Building - Singapore 069533.

-	Atmedica Thailand Ltd, a company organised under the laws of Thailand, having its registered office at 58-60 Sukhumvit 62, Sukhumvit Road, Kwaeng Bangjak, Khet Prakanong, Bankok 10260 - Thailand.

8.	SUBSIDIARIES OF MEDIDATA PTE Ltd

-	Medidata Taiwan Ltd, a company organised under the laws of Taiwan, having its registered office at 8th floor, N° 200, Sec.3, Nanking East Road, Taipei 104 - Taiwan.

-	MediMedia Thailand Ltd, a company organised under the laws of Thailand, having its registered office at 58-60 Sukhumvit 62, Sukhumvit Road, Kwaeng Bangjak, Khet Prakhanong, Bangkok 10260 - Thailand.

-	Atmedica Bangladesh Pvt Ltd, a company organised under the laws of Bangladesh, having its registered office at “Living Dhupchaya”, Flat 1D 108 Lake Circus Road, Dhaka 1205, Bangladesh.

[1]

NB: the official office registered at the applicable companies house is 1Hvostoov per.11-a, Office 423, Moscow, 109180 - Russia. Up-date of the current registered office detailed above will take several months.

SCHEDULE D

ACCOUNTING POLICIES

Part I:	Accounting Policies and Procedures for the Completion Statement and the Completion Accounts

1.	The Completion Statement and the Completion Accounts shall be prepared in accordance with the policies that are referred to in this clause 1:

1.1	the general accounting policies set out in clause 2 of Part I and so that, in the case of any conflict, such accounting policies shall override the provisions of clause 1.2 and 1.3 of Part I;

1.2	subject to clause 1.1 above, the special purpose accounting principles, practices, procedures, methods and bases as set out in Part II of this schedule D;

1.3	subject to clause 1.1 and 1.2 of Part I, in accordance with French GAAP.

2.	General

2.1	Materiality

In preparing the Completion Statement and the Completion Accounts no minimum materiality limits shall be applied.

2.2	Nominal Ledger

All items to be included within the Completion Statement will be drawn from the nominal ledger balances as shown in the books and records of the relevant member of the Group (for the avoidance of doubt, not the bank statement balances).

Part II:	Special purpose accounting principles, practices, procedures, methods and bases

(a)	Please refer to the attached special purpose accounting principles, practices, procedures, methods and bases (being a document of twelve (12) pages).

(b)	In addition, in respect of exchange rates, the following principles should be applied:

(i) for the purposes of calculating the Working Capital as per schedule V, the exchange rates to be used should be the budgeted exchange rates; and

(ii)

for the purpose of calculating the Debt (as per schedule V), the Cash (as per schedule V), the Intra-Group Payables and the Intra-Group Receivables, the actual exchange rates as at the Completion Date should be used.

SCHEDULE E

DRAFT COMPLETION STATEMENT

To: United Business Media Group Limited

[Date]

Dear Sirs,

Agreement dated • 2004 between Santémedia Holding S.à r.l. and UBM (the “Agreement”)

We refer to the Agreement. Terms defined in the Agreement have the same meaning in this statement. This is the Completion Statement as such term is defined in clause 7.1 of the Agreement.

For the purposes of the Agreement:

the Debt is	€ •

the Cash is	€ •

the Intra-Group Payables is	€ •

the Intra-Group Receivables is	€ •

the Working Capital is	€ •

Yours faithfully,

Santémedia Holding S.à r.l.
Mr •
Title: •

SCHEDULE F

ALLOCATION OF THE COMPLETION PAYMENT
BETWEEN EACH OF THE SHARES

This statement will be completed by the Parties at the Completion Date in accordance with clause 6.4 of the Agreement.

For the avoidance of doubt, the total price for the Atmedica Indian Shares is five hundred thousand euros (€ 500,000) as set out in clause 8.1 of the Agreement.

	Shares of each Company	Completion Payment (in €)

1.	Vidal SA	•
2.	MediMedia Medicom SA	•
3.	Livros Technicos Portugueses LTP	•
4.	MediMedia Belgium SA	•
5.	MediMedia Holding Germany Gmbh	•
6.	MediMedia Netherlands BV	•
7.	MediMedia International SP Zoo	•
8.	MediMedia Holding Australia Pty Ltd	•
9.	MediMedia NZ Ltd	•
10.	MediMedia Pacific Ltd	•
11.	PT Infomaster	•
12.	MediMedia Korea Chusik Hoesa	•
13.	MediProm Malaysia Sdn Bhd	•
14.	Atmedica Malaysia Sdn Bhd	•
15.	MediMedia Asia Pte Limited	•
16.	Medidata Pte Ltd	•
17.	Infopharma Media Services	•
18.	MediMarketing Inc	•

TOTAL		•

SCHEDULE G

LIST OF THE DOCUMENTS TO BE DELIVERED TO THE BUYER
BY THE SELLER PURSUANT TO CLAUSE 6.2(D)

All of the documents to be delivered by the Seller to the Buyer and listed below shall be dated as at Completion Date.

Documents to be delivered under clause 3.17 of this schedule G shall be delivered (or cause to be delivered) by the Seller to the Buyer on the date of the Indian Completion in accordance with clause 8 of the Agreement.

1.	Documents to be delivered by the Seller on behalf of MMHF:

	(a)	copy of the minutes evidencing that the transfer of the France Shares to the Buyer has been prior approved by the board of directors of Vidal SA;

	(b)	copy of the minutes evidencing that the work council committee (comitéd’entreprise)of Vidal SA has rendered an opinion on the sale of the France Shares to the Buyer;

	(c)	copy of any share transfer forms evidencing that any shares of Vidal SA held by any member of the Seller’s Group (via a legal entity or an individual) have been transferred to MMHF;

(d)

copy of letters of resignation in the agreed form set out in schedule J executed by MMHF, Masson SAS and MediMedia Support EURL, from their offices as director (administrateur)of Vidal SA with effect as from the Completion Date at the latest;

	(e)	original/ executed copy of the convention de sortie d’intégration fiscale entered into between Vidal SA and MMHF;

	(f)	original share transfer form (ordre de mouvement)in respect of all the France Shares, signed by MMHF and completed in the name of the Buyer;

(g)

evidence that the transfer of the France Shares in favour of the Buyer has been registered in the shareholders’ accounts (comptes d’actionnaires)and the share transfer book (registre des mouvements de titres) of Vidal SA;

	(h)	original of the tax transfer form (formulaire cerfa n°2759 DGI) executed by MMHF in connection with the transfer of the France Shares to the Buyer; and

	(i)	copy evidencing the termination of any power of attorney given on the bank accounts of Vidal SA and its Subsidiaries to the Seller’s Group representatives, as listed in the Disclosure Letter.

2.	Documents to be delivered by the Seller on behalf of Doyma:

	(a)	copy of the notarised deed in the agreed form set out in schedule J.1 in respect of the transfer of the Spain Shares executed by Doyma; and

(b)

copy evidencing the termination of any power of attorney (or local equivalent instrument) given on the bank accounts of MediMedia Medicom SA to the Seller’s Group representatives, as listed in the Disclosure Letter.

3.	Documents to be delivered by the Seller:

3.1	In respect of the Company MediMedia Holding Germany GmbH:

	(a)	copy of the notarised deed in the agreed form set out in schedule J.2in respect of the transfer of 1 share of MediMedia Holding Germany GmbH to the Buyer executed by the Seller;

(b)

copy of the letters of resignation in the agreed form set out in schedule I executed by the Seller’s representatives, from their offices as director of MediMedia Holding Germany GmbH with effect as from the Completion Date at the latest;

(c)

copy of the letters of resignation in the agreed from set out in schedule I executed by the Seller’s representatives, from their offices as director of MediMedia Medizinische Medien Information GmbH (being a Subsidiary) with effect as from the Completion Date at the latest; and

(c)

copy evidencing the termination of any power of attorney (or local equivalent instrument) given on the bank accounts of MediMedia Holding Germany GmbH and its Subsidiaries to the Seller’s Group representatives, as listed in the Disclosure Letter.

3.2	In respect of the Company MediMedia Belgium SA:

	(a)	copy evidencing the transfer of 83,500 shares of MediMedia Belgium SA to the Buyer has been registered in the share transfer register of MediMedia Belgium SA;

(b)

copy of the letters of resignation in the agreed form set out in schedule I executed by the Seller’s representatives, from their offices as director of MediMedia Belgium SA with effect as from the Completion Date at the latest; and

(d)

copy evidencing the termination of any power of attorney (or local equivalent instrument) given on the bank accounts of MediMedia Belgium SA to the Seller’s Group representatives, as listed in the Disclosure Letter.

3.3	In respect of the Company Livros Technicos Portugeses LTP SA:

	(a)	original of the stock certificates of Livros Technicos Portugeses LTP SA;

(b)

copy evidencing the termination of any power of attorney (or local equivalent instrument) given on the bank accounts of Livros Technicos Portugeses LTP SA to the Seller’s Group representatives, as listed in the Disclosure Letter; and

	(c)	copy of the Portuguese transfer of shares tax form “Modelo 4”executed by the Seller.

3.4	In respect of the Company MediMedia Netherlands BV:

	(a)	copy of the notarised deed in the agreed form set out in schedule J.3 in respect of the transfer of 401 shares of MediMedia Netherlands BV to the Buyer executed by the Seller;

	(b)	copy of the shareholders’ register of MediMedia Netherlands BV;

(c)

copy of the letters of resignation in the agreed form set out in schedule I executed by the Seller’s representatives, from their offices as director of MediMedia Netherlands BV with effect as from the Completion Date at the latest; and

(e)

copy evidencing the termination of any power of attorney (or local equivalent instrument) given on the bank accounts of MediMedia Netherlands BV to the Seller’s Group representatives, as listed in the Disclosure Letter.

3.5	In respect of the Company MediMedia International SP Zoo:

	(a)	copy of the notarised deed in the agreed form set out in schedule J.4 in respect of the transfer of 100 shares of MediMedia International SP Zoo BV to the Buyer executed by the Seller;

(b)

copy of the letters of resignation in the agreed form set out in schedule I executed by the Seller’s representatives, from their offices as director of MediMedia International SP Zoo with effect as from the Completion Date at the latest; and

(c)

copy evidencing the termination of any power of attorney (or local equivalent instrument) given on the bank accounts of MediMedia International SP Zoo to the Seller’s Group representatives, as listed in the Disclosure Letter.

3.6	In respect of the Company MediMedia Holding Australia Pty:

	(a)	copy of the minutes of the meeting of the board of directors of MediMedia Holding Australia Pty approving the transfer of its shares to the Buyer;

	(b)	copy of the share transfer form evidencing the transfer of 7,900,892 shares of MediMedia Holding Australia Pty to the Buyer executed by the Seller;

	(c)	copy of the share certificate of 7,900,892 shares of MediMedia Holding Australia Pty in the name of the Buyer;

(d)

copy of the letters of resignation in the agreed form set out in schedule I executed by the Seller’s representatives, from their offices as director of MediMedia Holding Australia Pty with effect as from the Completion Date at the latest;

(e)

copy of the letters of resignation in the agreed form set out in schedule I executed by the Seller’s representative, from his offices as director of MediMedia Australia Pty Limited (being a Subsidiary) with effect as from the Completion Date at the latest;

(f)

copy evidencing the termination of any power of attorney (or local equivalent instrument) given on the bank accounts of MediMedia Holding Australia Pty and its Subsidiaries to the Seller’s Group representatives, as listed in the Disclosure Letter.

3.7	In respect of the Company MediMedia (NZ) Ltd:

	(a)	copy of the board resolution of MediMedia (NZ) Ltd approving the transfer of 1,800 shares of MediMedia (NZ) Ltd by the Seller to the Buyer;

	(b)	copy of the share transfer form for the transfer of 1.800 shares of MediMedia (NZ) Ltd by the Seller to the Buyer;

	(c)	copy evidencing the registration of the transfer of all the shares of MediMedia (NZ) Ltd in the company’s share register;

(d)

copy of the letter of resignation in the agreed form set out in schedule I executed by the Seller’s representative, from his offices as director of MediMedia (NZ) Ltd with effect as from the Completion Date at the latest; and

(e)

copy evidencing the termination of any power of attorney (or local equivalent instrument) given on the bank accounts of MediMedia (NZ) Ltd to the Seller’s Group representatives, as listed in the Disclosure Letter.

3.8	In respect of the Company Infopharma Media Services Ltd:

	(a)	copy of the minutes of the meeting of the board of directors of Infopharma Media Services Ltd approving the transfer of 4,896 shares by the Seller to the Buyer;

	(b)	copy of the share transfer document for the transfer of 4,896 shares of Infopharma Media Services Ltd by the Seller to the Buyer; and

(c)

copy evidencing the termination of any power of attorney (or local equivalent instrument) given on the bank accounts of Infopharma Media Services Ltd to the Seller’s Group representatives, as listed in the Disclosure Letter.

3.9	In respect of the Company MediMarketing Inc.:

	(a)	copy of the declaration of trust for 44,996 shares of MediMarketing Inc. in favour of the Buyer executed by Anecita T. Fuentes;

	(b)	copy of the declaration of trust for 3 shares of MediMarketing Inc. in favour of the Buyer executed by Renato Z. Francisco;

	(c)	copy of the deed of assignment for the transfer of one (1) share of MediMarketing Inc. by the Seller to the Buyer;

	(d)	copy of the written waivers of pre-emption rights from the other registered shareholders of the company;

	(e)	copy of the share certificate of 1 share of MediMarketing Inc. issued in favour of the Buyer; and

(f)

copy evidencing the termination of any power of attorney (or local equivalent instrument) given on the bank accounts of MediMarketing Inc. to the Seller’s Group representatives, as listed in the Disclosure Letter.

3.10	In respect of the Company MediMedia Pacific Ltd:

	(a)	copy of the written resolution of MediMedia Pacific Ltd approving the transfer of 999 shares of MediMedia Pacific Ltd by the Seller to the Buyer;

	(b)	copy of the instrument of transfer of 999 shares of MediMedia Pacific Ltd by the Seller to the Buyer, together with sold note;

	(c)	copy of the contract note in respect of 1,000 shares executed by the Seller;

	(d)	copy of the certificates relating to the transfer of 999 shares to the Buyer;

	(e)	original/certified copy of the declaration of trust for 1 share of MediMedia Pacific Ltd in favour of the Buyer executed by Ng Joo Meng; and

(f)

copy evidencing the termination of any power of attorney (or local equivalent instrument) given on the bank accounts of MediMedia Pacific Ltd and its Subsidiaries to the Seller’s Group representatives, as listed in the Disclosure Letter.

3.11	In respect of the Company MediMedia Asia Pte Ltd:

	(a)	copy of the executed share transfer form for the 15,250,000 shares in MediMedia Asia Pte Ltd;

	(b)	copy of the share certificate issued by MediMedia Asia Pte Ltd in the name of the Seller; and

(c)

copy evidencing the termination of any power of attorney (or local equivalent instrument) given on the bank accounts of MediMedia Asia Pte Ltd and its Subsidiaries to the Seller’s Group representatives, as listed in the Disclosure Letter.

3.12	In respect of the Company MediMedia Korea Chusik Hoesa:

	(a)	copy of the share transfer agreement in the agreed form set out in schedule J.5 for the transfer of 320,000 shares of MediMedia Korea Ltd to the Buyer executed by the Seller;

	(b)	copy of the share certificates of MediMedia Korea Chusik Hosea issued in the name of the Seller; and

(c)

copy evidencing the termination of any power of attorney (or local equivalent instrument) given on the bank accounts of MediMedia Korea Chusik Hoesa and its Subsidiaries to the Seller’s Group representatives, as listed in the Disclosure Letter.

3.13	In respect of the Company Atmedica Malaysia Sdn Bhd:

	(a)	copy of the declaration of trust for 150,000 shares of Atmedica Malaysia Sdn Bhd in favour of the Buyer executed by Chong Keng Tuck;

	(b)	copy of the declaration of trust for 100,000 shares of Atmedica Malaysia Sdn Bhd in favour of the Buyer executed by Yeo Eng Peow; and

(c)

copy evidencing the termination of any power of attorney (or local equivalent instrument) given on the bank accounts of Atmedica Malaysia Sdn Bhd to the Seller’s Group representatives, as listed in the Disclosure Letter.

3.14	In respect of the Company PT Infomaster:

	(a)	copy of a nominee arrangement for 130 shares of PT Infomaster in favour of the Buyer executed by Veronica Cynthia Siswantoro;

	(b)	copy of the powers of attorneys of Veronica Cynthia Siswantoro in favour of the Buyer;

	(c)	copy of a nominee arrangement for 2,470 shares of PT Infomaster in favour of the Buyer executed by Antonius Vidi Kamadjaja; and

	(d)	copy of the powers of attorney of Antonius Vidi Kamadjaja in favour of the Buyer.

3.15	In respect of the Company MediProm Malaysia Sdn Bhd:

	(a)	copy of the declaration of trust for 5,501 shares of MediProm Malaysia Sdn Bhd in favour of the Buyer executed by Chong Keng Tuck;

	(b)	copy of the declaration of trust for 1,499 shares of MediProm Malaysia Sdn Bhd in favour of the Buyer executed by Lee Chee Kian;

	(c)	copy of the declaration of trust for 3,000 shares of MediProm Malaysia Sdn Bhd in favour of the Buyer executed by Chong Keng Yuen; and

(d)

copy evidencing the termination of any power of attorney (or local equivalent instrument) given on the bank accounts of MediProm Malaysia Sdn Bhd to the Seller’s Group representatives, as listed in the Disclosure Letter.

3.16	In respect of the Company MediData Pte Ltd:

(a)

copy of the executed declaration of trust for one share of MediData Pte Ltd in favour of the Buyer executed by Lee Chee Kian together with a blank share transfer form signed by Lee Chee Kian and the share certificate issued in the name of Lee Chee Kian;

(b)

copy of the executed declaration of trust for one share of MediData Pte Ltd in favour of the Buyer executed by Chow Yuen Peng together with a blank share transfer form signed by Chow Yuen Peng and the share certificate issued in the name of Chow Yuen Pang;

	(c)	copies of executed documents revoking the trusts previously created in favour of the Seller; and

(d)

copy evidencing the termination of any power of attorney (or local equivalent instrument) given on the bank accounts of MediData Pte Ltd and its Subsidiaries to the Seller’s Group representatives, as listed in the Disclosure Letter.

3.17	In respect of the Company Atmedica India Pvt Ltd:

	(a)	copy of the Atmedica Indian Consent;

	(b)	copy of the board resolution of Atmedica India Pvt Ltd approving the transfer of 120 shares by the Seller to the Buyer;

	(c)	copy of the share transfer deed (Form 7B) for the transfer of 120 shares of Atmedica India Pvt Ltd by the Seller to the Buyer;

	(d)	copy of the original share certificates;

	(e)	in connection with the FIPB notification procedure, copy of the letter of acceptance whereby the Seller accepts the offer letter of the Buyer; and

(f)

copy evidencing the termination of any power of attorney (or local equivalent instrument) given on the bank accounts of Atmedica India Pvt Ltd and its Subsidiaries to the Seller’s Group representatives, as listed in the Disclosure Letter.

SCHEDULE H

LIST OF THE DOCUMENTS TO BE DELIVERED BY THE BUYER
TO THE SELLER PURSUANT TO CLAUSE 6.3(B)

1.	Documents to be delivered in respect of the France Shares:

	-	copy of the tax transfer form (formulaire cerfa n°2759 DGI)executed by the Buyer in connection with the transfer of the France Shares to the Buyer.

2.	Documents to be delivered in respect of the Spain Shares:

	-	copy of the notarised deed in the agreed form set out in schedule J.1 in respect of the transfer of the Spain Shares to the Buyer executed by the Buyer.

3.	Documents to be delivered in respect of the Santémedia Shares:

3.1	In respect of the Company MediMedia Holding Germany GmbH:

	-	copy of the notarised deed in the agreed form set out in schedule J.2 in respect of the transfer of 1 share of MediMedia Holding Germany GmbH to the Buyer executed by the Buyer.

3.2	In respect of the Company MediMedia Netherlands BV:

	-	copy of the notarised deed in the agreed form set out in schedule J.3 in respect of the transfer of 401 shares of MediMedia Netherlands BV to the Buyer executed by the Buyer.

3.3	In respect of the Company MediMedia International SP Zoo:

	-	copy of the notarised deed in the agreed form set out in schedule J.4 in respect of the transfer of 100 shares of MediMedia International SP Zoo BV to the Buyer executed by the Buyer.

3.4	In respect of the Company MediMedia Korea Chusik Hoesa:

	-	copy of the share transfer agreement in the agreed form set out in schedule J.5 for the transfer of 320,000 shares of MediMedia Korea Ltd to the Buyer executed by the Buyer.

3.5	In respect of the Company MediMedia Pacific Ltd:

	-	copy of the bought note executed by the Buyer in connection with the transfer of 999 shares from the Seller to the Buyer.

3.6	In respect of the Company Atmedica India Pvt Ltd:

	-	copy of the share transfer deed (Form 7B) for the transfer of 120 shares of Atmedica India Pvt Ltd by the Seller to the Buyer executed by the Buyer;

SCHEDULE I

FORM OF THE LETTERS OF RESIGNATION

Mr. •
•

MediMedia Holding Australia Pty Ltd
•

For the attention of the Members of the Board of Directors

• ___, 2004

Dear Sir,

I have the honour of presenting you with my resignation as director of MediMedia Holding Australia Pty Ltd as from • 2004 and thank you for taking note of this.

Further, I hereby confirm that this decision was taken of my own free will and expressly declare that, at today’s date, your company does not owe me any sum of money for any reason whatsoever.

Yours faithfully,

Mr. •

Mr. •
•

MediMedia Australia Pty Ltd
•

For the attention of the Members of the Board of Directors

• ___, 2004

Dear Sir,

I have the honour of presenting you with my resignation as a director of MediMedia Australia Pty Ltd as from • 2004 and thank you for taking note of this.

Further, I hereby confirm that this decision was taken of my own free will and expressly declare that, at today’s date, your company does not owe me any sum of money for any reason whatsoever.

Yours faithfully,

Mr. •

Mr. •
•

MediMedia (NZ) Ltd
•

For the attention of the Members of the Board of Directors

• ___, 2004

Dear Sir,

I have the honour of presenting you with my resignation as director of MediMedia (NZ) Ltd as from • 2004 and thank you for taking note of this.

Further, I hereby confirm that this decision was taken of my own free and expressly declare that, at today’s date, your company does not owe me any sum of money for any reason whatsoever.

Yours faithfully,

Mr. •

Mr/Mrs [insert name of the director]
[insert address]

Santémedia Holding S.à.r.l.
[Address]Germany

• 2004

Served by hand

Dear Sirs,

I hereby tender to you as to you as sole shareholder and in your capacity to hold a shareholders’ meeting of MediMedia Holding Germany GmbH my resignation as a managing director of the company MediMedia Holding Germany GmbH.

This resignation takes effect [as from today/on •].

I confirm that I make this decision freely and hereby renounce any claim I may have against the company MediMedia Holding Germany GmbH or its shareholders howsoever arising.

Yours sincerely

Mr/Mrs [insert name of the director]
[insert address]

MediMedia Holding Germany GmbH
Am Forsthaus Gravenbruch 5-7
63263 Neu Isenburg
Germany

• 2004

Served by hand

Dear Sirs,

I hereby tender to you as sole shareholder and in your capacity to hold a shareholders’ meeting of MediMedia Medizinische Medien Informations GmbH my resignation as a managing director of the company MediMedia Medizinische Medien Informations GmbH.

This resignation takes effect [as from today/on •].

I confirm that I make this decision freely and hereby renounce any claim I may have against the company MediMedia Medizinische Medien Informations GmbH or its shareholders howsoever arising.

Yours sincerely

[Date]

To the shareholders and the board of directors
of the Belgian limited liability company
(société anonyme/naamloze vennootschap)
SA/NV_________________________

[address of the registered office of the Company]

Dear shareholders and directors,

Resignation as a director [and managing director] (“administrateur/bestuurder”)of SA/NV_______________________ (the “Company”)

I hereby tender my resignation as director of the Company as of [Date].

I confirm that I do not have any outstanding claims against the Company whatsoever for loss of office, accrued remuneration or otherwise.

I would appreciate if you would take note of my resignation and I kindly request you to take all necessary steps to publish my resignation in the Annexes to the Belgian Official Gazette and take all other actions legally required.

Yours sincerely,

[NAME]

Resignation
from Membership in the Management Board
Rezygnacja z czlonkostwa w Zarzadzie

To/Do:	MediMedia International Sp. z o.o.
Pl. Bankowy 2
00-095 Warszawa

[...] May/maja 2004

Pursuant to Art. 202 § 4 of the Commercial Companies Code, I hereby resign from the membership in the Management Board of MediMedia International Sp. z o.o. with its seat in Warsaw, entered into the register of entrepreneurs of the National Court Register under KRS No. 0000129566. My resignation shall be effective as of [...],2004. Zgodnie z art. 202 § 4 ksh skladam niniejszym rezygnacje z funkcji czlonka Zarzadu spólki MediMedia International Sp. z o.o. z siedziba w Warszawie, wpisanej do rejestru przedsiebiorców Krajowego Rejestru Sadowego za numerem KRS nr 0000129566. Moja rezygnacja jest skuteczna od dnia [...] 2004.

[...]

To the shareholders and
management board of
MediMedia Netherlands B.V.
Transistorstraat 44 I
1322 CG Almere
The Netherlands

________________, ________________2004

Dear Sirs,

I herewith inform you that I will resign as managing director of MediMedia Netherlands B.V. as per the moment of the execution of the notarial deed of transfers of the entire issued share capital of MediMedia Netherlands B.V. by Santémedia Holding S.à.r.l. to [  ], such deed drawn up by NautaDutilh N.V. and bearing the reference 82028312 AMS C 90838.

Yours sincerely,

•

Mr. •
•

VIDAL S.A.
•

For the attention of the Members of the Board of Directors

• ___, 2004

Dear Sir,

I have the honour of presenting you with my resignation as director of the board of VIDAL S.A. as from • 2004 and thank you for taking note of this.

Further, I hereby confirm that this decision was taken of my own free and expressly declare that, at today’s date, your company does not owe me any sum of money for any reason whatsoever.

Yours faithfully,

Mr. •

SCHEDULE J

AGREED FORM OF TRANSFER AGREEMENTS

SCHEDULE J.1

THE SPAIN SHARES

          ESCRITURA DE COMPRA-VENTA DE ACCIONES, OTORGADA POR EDICIONES DOYMA S.L., A FAVOR DE *.________________

          NUMERO

          EN MADRID, a

          Ante mi, IGNACIO MARTÍNEZ-GIL VICH, Notario de Madrid, __________________________________________

COMPARECEN

          DE UNA PARTE: *. ____________________________

          Y DE OTRA: *. ________________________________

INTERVIENEN

          a) Don , en nombre y representación como apoderado de la sociedad Ediciones Doyma S.L., sociedad unipersonal, validamente constituida y existente, conforme a la ley española, con domicilio en Barcelona, Travessera de Gracia, números 17 y 21, e inscrita en el Registro Mercantil de Barcelona, tomo 30.604, folio 210, hoja B-175.837, con N.I.F B-61578563.

          b) Don , en nombre y representación como apoderado de la sociedad “”,

          Tienen, a mi juicio, capacidad suficiente para esta escritura de compraventa y, en su virtud, _________

EXPONEN:

          I.- Que Ediciones Doyma S.L., sociedad unipersonal, es titular de diez mil (10.000) acciones nominativas (las “Acciones”), números uno (1) a diez-mil (10.000), ambos inclusive, de Euros 6.010121 de valor nominal cada una, todas ellas totalmente desembolsadas, de la Entidad Mercantil denominada “MediMedia Medicom S.A.”, sociedad unipersonal, de nacionalidad española, domiciliada en Madrid, calle Infanta Mercedes 90, sexta planta, Madrid; constituida en escritura otorgada ante el notario de Madrid D. Juan Alvarez-Sala Walther el día 15 de julio de 1991, con el número 1893 de orden de protocolo, INSCRITA en el Registro Mercantil de Madrid, en el tomo 2093, folio 113, Hoja número M-37.146, inscripción 1a, y con C.I.F número A80106727. ___________________________________

          TITULO: La escritura pública de reducción y aumento de capital social de fecha de 28 de diciembre de 2000, otorgada ante el Notario de Barcelona D. Vicente Pons Llácer, con el número 4.716 de su protocolo, inscrita en el Registro Mercantil de Barcelona en el tomo *, folio *, Hoja número *, inscripción *. ________________________

          CARGAS: Declara el titular que dichas acciones carecen de cargas, embargos y gravámenes, y que no se han emitido títulos representativos de las Acciones. ________________________________

          II.- Que con fecha de hoy, la entidad SANTEMEDIA HOLDING S.à r.l., constituida con arreglo a las leyes de Luxemburgo, y con domicilio social en 5, Parc d’Activité Syrdall, L-5365 Münsbach, Luxembourg, que es indirectamente titular del 100% del capital de la vendedora, y la compradora han firmado un acuerdo marco redactado en idioma inglés y sometido a derecho francés (el “Acuerdo Marco”) donde, entre otras cosas, se pacta la compraventa de las Acciones y los términos y condiciones de la misma.

          III.- Que no existe limitación estatutaria a la transmisibilidad de las Acciones.

          IV.- Que, en ejecución del Acuerdo Marco, la Vendedora y la Compradora desean solemnizar la transmisión de las Acciones con arreglo a las siguientes __________________________________________

CLAUSULAS:

          PRIMERA: Ediciones Doyma S.L., sociedad unipersonal, vende a , que compra, el pleno dominio de las Acciones antes relacionadas. ____________

          SEGUNDA: El precio global por las Acciones es el de, que la compradora entrega a la vendedora en este acto mediante cheque bancario nominativo, del que se adjunta copia a esta escritura como Anexo II, otorgando la compradora carta de pago por la referida cantidad salvo buen fin. ______________

          TERCERA: Los gastos e impuestos de esta escritura, incluyendo, en particular, los honorarios y costes notariales, serán a cargo de la compradora.

          : De conformidad con lo dispuesto por el artículo 45.I.B del Texto Refundido de la Ley del Impuesto sobre Transmisiones Patrimoniales y Actos Jurídicos Documentados (Real Decreto Legislative 1/1993 de 24 de septiembre por el que se aprueba el referido Texto Refundido), la presente operación esta exenta de tributación, por no darse ninguno de los casos de excepcióncontemplados en ese artículo.

          QUINTA: Las partes reconocen y aceptan que presente transmisión se realiza en ejecución del Acuerdo Marco, del que trae causa y sin que la presente escritura constituya modificación alguna de aquél, quedando los términos y condiciones del contrato de compraventa íntegramente supeditados y sometidos al régimen contenido en ese Acuerdo Marco, incluyendo, en particular, la ley y jurisdicción aplicables al contrato. ______________________________________

          Hechas las reservas y advertencias legales.___________

          Doy cumplimiento al requisito de la lectura, conforme a lo determinado en el artículo 193 del Reglamento Notarial, y los otorgantes encuentran conforme la presente escritura, se ratifican y firman. ____________________________________

          Y yo, el Notarío, doy fe de conocer a los comparecientes y de lo consignado en este instrumento público, extendido en folios de clase notarial, números

          PUBLIC DEED OF SALE AND PURCHASE OF SHARES GRANTED BY EDICIONES DOYMA, S.L., IN FAVOUR OF * --

          NUMBER

          IN MADRID, on

          Before me, IGNACIO MARTINEZ-GIL VICH, Notary of Madrid, _____________________

PRESENT

          ON THE ONE PART: *. ______________________________________

          ON THE OTHER PART: *. _____________________________________

THEY APPEAR

          a) Mr , in the name and on behalf, as attorney, of the company Ediciones Doyma S.L., sole shareholder company, validly incorporated and existing in accordance with Spanish law, with domicile in Barcelona, Travessera de Gracia, numbers 17 and 21, and registered with the Barcelona Commercial Registry, tomo 30.604, folio 210, hoja B-175.837, with Tax Identification Number B-61578563.

          b) Mr. , in the name and on behalf, as attorney, of the company “”,

          I judge that the appearers have sufficient capacity for the granting of this deed of transfer

WHEREAS :

          I.- Ediciones Doyma S.L.,sole shareholder company, is the owner of ten thousand. (10,000) nominative shares (the “Shares”), numbers one (1) to ten thousand (10,000), both inclusive, of a nominal value of Euro 6.010121 each, all of which are fully paid up, of the company “MediMedia Medicom S.A.”, sole shareholder company, of Spanish nationality, with domicile in Madrid, Infanta Mercedes 90, sixth floor; incorporated by virtue of public deed granted before the Madrid Notary public Mr. Juan Alvarez-Sala Walther on 15 July 1991, with number 1893 of his notarial records, REGISTERED with the Madrid Commercial Registry, tomo 2093, folio 113, Hoja M-37.146, first entry, and with Tax Identification Number A80106727. _______________

          TITLE: The public deed of decrease and increase of share capital dated 28 December 2000, granted before the Barcelona Notary Public Mr. Vicente Pons Llácer, under number 4716 of his notarial records, registered with the Barcelona Commercial Registry, tomo *, folio *, Hoja *, * entry. ______________

          CHARGES: The owner declares that such shares are free from any charges, encumbrances and attachments, and that there are no share certificates issued. __________________________

          II.- On the date hereof, the company SANTEMEDIA HOLDING S.à r.l., incorporated in accordance with the laws of Luxembourg, and with corporate domicile at 5, Parc d’Activité Syrdall, L-5365 Münsbach, Luxembourg, who is the indirect owner of 100% of the capital of the seller, and the buyer have executed a framework agreement drafted in the English language and subject to French law (the “Framework Agreement”) whereby, among others, the parties agree the sale and purchase of the Shares and the terms and conditions thereof.

          III.- That there are no restrictions to the transfer of the Shares set out in the by-laws of the company.

          IV.- That, in performance of the Framework Agreement, the seller and the buyer wish to formalise the transfer of the Shares in accordance with the following _____________________________

CLAUSES:

          FIRST: Ediciones Doyma S.L., sole shareholder company, sells to , who purchases, full ownership over the Shares above mentioned. _______________

          SECOND: The aggregate price for the Shares is of , that the buyer delivers to the seller in this act by means of a nominative banking cheque a copy of which is attached as Schedule II. The buyer acknowledges receipt of such amount. _____________

          THIRD: Any taxes and expenses arising from this deed, including, without limitation, the notarial fees and charges, shall be borne by the buyer.

          : In accordance with what is provided for under article 45.I. of the Consolidated Text of the Law on Transfer Tax and Stamp Duty (Royal Legislative Decree 1/1993 of 24 September, approving the referred. Consolidated Text) , this transaction is exempt from taxation because none of the exceptions contemplated in such article concur.

          FIFTH: The parties acknowledge and agree that the present transfer is made in performance of the Framework Contract, that is the cause of this transaction, and that this public deed does not amend such Framework Agreement but that the terms and conditions of the sale and purchase are fully subject to the Framework Agreement including, in-particular, the applicable law and jurisdiction of the agreement.

[FORMAL CLOSURE OF THE DEED]

SCHEDULE J.2

MEDIMEDIA HOLDING GERMANY GmbH

SHARE TRANSFER AGREEMENT

BETWEEN

Santemedia Holding S.a.r.l., a société à responsabilité. limitée organised under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, Parc d’Activité Syrdall, L-5365 Münsbach,. Luxembourg, (“Transferor”)

and

[insert name of buyer](“Transferee”)

PREAMBLE:

1.

By share purchase agreement dated • 2004 entered into between, the Transferor and the Transferee (the “Share Purchase Agreement”), the Transferor and the Transferee agreed on the sale of the share held by the Transferor in MediMedia Holding Germany GmbH (the “Company”).

2.

The Transferor is the sole shareholder of the Company. The Company is registered in the Commercial Register of the local court (Amtsgericht) of Offenbach am Main under HRB 40052. The registered share capital of EUR 25,000.00 and is divided into one share in the nominal amount of EUR 25,000.00 (the “Share”).

1.	SHARE TRANSFER

1.1	The Transferor hereby transfers to the Transferee the Share. The Transferee accepts such transfer.

1.2	The share transfer is effected pursuant to the Share Purchase Agreement.

2.	CONDITION PRECEDENT

This agreement is subject to the - condition precedent (aufschiebende Bedingung) that completion under the Share Purchase Agreement will occur. As proof of the satisfaction of such condition precedent, it shall be sufficient if the acting notary receives a letter materially in the form attached to this agreement as an exhibit signed by the seller and/or buyer confirming that completion has occurred.

3.	FINAL PROVISIONS

3.1	This agreement shall be governed by the laws of Germany.

3.2	The cost of this notarial deed shall be bom by the Transferee.

3.3	The Company does not own real property.

3.4

The notary is hereby instructed not to provide the Transferor and the Transferee with a notarised copy of this notarial deed before he has received the confirmation letter in accordance with clause 2 above.

Further, the notary is hereby instructed to notify the Company about the transfer of the shares transferred under this agreement according to § 16 GmbHG.

The notary advised the persons appearing

-

that, pursuant to section 16 GmbHG, as towards the Company only the party whose acquisition was notified to the Company, furnishing evidence of the transfer, is deemed to be the purchaser in the event of a disposal of a share and that, in addition to the seller, the purchaser is liable for the payments in arrears on the share as at the time of registration; and

-

that the managing director of the company is obliged to submit and complete list of shareholders immediately following the occurrence of any chances of the person of a shareholder or in the amount of this participation.

The foregoing record was read by the notary to the persons appearing, approved by them and signed by the person appearing and the notary:

EXHIBIT

To:	Notar
[insert name and address of the notary]
Germany
Fax: [insert fax number]

We hereby confirm that completion of the sale and purchase of the shares in MediMedia Holding Germany GmbH pursuant to the Sale and Purchase Agreement dated • 2004, has occurred on • 2004.

[insert place], • 2004

Santemedia Holding S.a.r.l.

MediMedia Holding Germany GmbH

SCHEDULE J.3

MEDIMEDIA NETHERLANDS BV

1
NautaDutilh N.V.

DEED OF TRANSFER OF SHARES
MEDIMEDIA NETHERLANDS B.V.

On this, the [ ] day of [ ] two thousand and four, came and appeared before me, Wijnand Hendrik Bossenbroek, civil law notary in Amsterdam:

1.	[ ],
acting for the purposes hereof as attorney - duly authorized in writing - of

Santémedia Holding S.à.r.l. a company incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, Parc d’Actinité Syrdal, L-5365, Münsbach, Luxembourg, Grand Duchy of Luxembourg, the principal being hereinafter referred to as: the “Vendor”;

2.	[ ],
acting for the purposes hereof as attorney - duly authorized in writing - of [ ], the principal being hereinafter referred to as: the “Purchaser”; and
3.	[ ],

acting for the purposes hereof as attorney - duly authorized in writing - of MediMedia Netherlands B.V., a private company with limited liability incorporated under the laws of the Netherlands, having its corporate seat in Naarden (address: 1322 CG Almere, Transistorstraat 44I, trade register number: 27141858), the principal being hereinafter referred to as: the “Company”.

The persons appearing sub 1. and sub 2. declared as follows:

PURCHASE AGREEMENT
Article 1.

By written share purchase agreement dated the [ ] day of [ ] two thousand and four - hereinafter referred to as: the “Purchase Agreement” - the Vendor sold to the Purchaser and the Purchaser purchased from the Vendor the shares in the share capital of the Company hereinafter described.

The provisions of the Purchase Agreement which are still applicable at this time shall remain in force insofar as not inconsistent with this deed.

THE SHARES
Article 2.

The Purchase Agreement concerns four hundred and one (401) ordinary shares in the share capital of the Company, each share having a nominal value recorded in the Company’s articles of association of one hundred Dutch guilders (NLG 100), numbered 1 up to and including 401, hereinafter referred to as: the “Shares”.

2
NautaDutilh N.V.

MANNER OF ACQUISITION OF THE SHARES BY THE VENDOR
Article 3.

The Shares were transferred to the Vendor, pursuant to a purchase agreement, by a deed of transfer executed before a deputy of Frank Robert Sterel, civil law notary in Amsterdam, on the twenty-seventh day of June two thousand and two.

The transfer was acknowledged by the Company on the same day as is evidenced by that same notarial deed.

PAYMENT OF THE PURCHASE PRICE
Article 4.

The purchase price for the Shares is set forth in the Purchase Agreement and shall be settled in accordance with the applicable provisions of the Purchase Agreement.

SHARE TRANSFER RESTRICTIONS
Article 5.

In its capacity as sole shareholder of the Company, the Vendor hereby resolves (pursuant to article 23 of the Company’s articles of association) to approve the present transfer of the Shares, thus observing the share transfer restrictions in the Company’s articles of association. The members of the Company’s board of management have had the opportunity to render advice as to the above resolution.

TRANSFER
Article 6.

Pursuant to the Purchase Agreement, the Vendor hereby transfers the Shares to the Purchaser who accepts this transfer.

WARRANTIES
Article 7.

The Vendor warrants to the Purchaser that:

a.	it has full power and authority to transfer the Shares to the Purchaser;
b.	there are no options or other rights entitling the holder thereof to the transfer of any of the Shares;
c.

the Shares are free of any and all encumbrances, pledges, rights of usufruct or other rights, and no encumbrance, pledge, vesting of a right of usufruct or other right can be demanded in respect of the Shares, nor has any attachment been levied on any of the Shares; [the Shares are currently encumbered with a right of pledge, which needs to be released prior to the execution of this deed]

BENEFITS AND BURDENS
Article 8.

All benefits and burdens of the Shares shall, as from [the date hereof][the [ ] day of [ ] two thousand and [ ]], accrue to or, as the case may be, be borne by the Purchaser.

COSTS
Article 9.

The costs incidental to this deed, including, without limitation, the notarial fees and charges, and the execution thereof shall be borne by the Purchaser.

3
NautaDutilh N.V.

CONDITIONS. RESCISSION
Article 10.

1.

All conditions subsequent (in Dutch: “ontbindende voorwaarden”) which have been agreed upon in the Purchase Agreement or in supplemental agreements relating to the purchase have now lapsed and are hereby rendered entirely devoid of legal effect.

All conditions precedent (in Dutch: “opschortende voorwaarden”) which have been agreed upon in the Purchase Agreement or in supplemental agreements relating to the purchase have now been fulfilled or waived and are hereby rendered entirely devoid of legal effects.
Neither the Vendor nor the Purchaser may any longer claim the benefit of any condition subsequent or condition precedent in respect of this purchase and transfer.

2.	The parties hereto expressly waive their right to demand the rescission of the Purchase Agreement and the other agreements incidental to the transfer of the Shares.

ACKNOWLEDGEMENT
Article 11.

The Company declares that it has taken cognizance of and hereby acknowledges the transfer of the Shares.

The Company shall immediately enter this transfer in its shareholders’ register. The Company declares that it has at all times and without interruption accepted as valid all transfers of the Shares preceding the present transfer.

[ARTICLE  [2:204C][2:94C] OF THE DUTCH CIVIL CODE
Article 12.

The persons appearing further declared that the provisions laid down in article 2:204c of the (Dutch) Civil Code are not applicable to this transfer to the Purchaser.]

CIVIL LAW NOTARY
Article 13.

The parties to this deed are aware that the undersigned civil law notary works with NautaDutilh N.V., the firm that has advised the Vendor in this transaction. With reference to the Code of Conduct (Verordening beroeps-en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the parties hereby explicitly consent to (i) the undersigned civil law notary executing this notarial deed and (ii) the Vendor being assisted and represented by NautaDutilh N.V. in relation to this deed and any agreements that may be concluded, or disputes that may arise, in connection herewith.

AUTHORITY AND POWERS OF ATTORNEY
Article 14.

The persons appearing have been granted power of attorney by means of three (3) non-notarial instruments of attorney, which will be attached to this deed.

FINAL PART

The persons appearing are known to me, civil law notary.

This deed was executed in Amsterdam on the date mentioned in its heading.

4
NautaDutilh N.V.

After I, civil law notary, had conveyed and explained the contents of the deed in substance to the persons appearing, they declared that they had taken note of the contents of the deed, were in agreement with its contents and did not wish them to be read out in full.

Following a partial reading, the deed was signed by the persons appearing and me, civil law notary.

SCHEDULE J.4

MEDIMEDIA INTERNATIONAL SP ZOO

Agreement on Sale of Shares

This agreement on sale of shares (the “Agreement”) was made on [...], 2004. in [...] by and between:

1

Santemedia Holding S.a.r.l, a company incorporated under the laws of Luxemburg, with its registered seat at 5. Parc d’Activité Syrdaff, L-5365 Münsbach, Luxemburg, represented by [...], (the “Seller”);

and

2.	[...], a company organized and existing under the laws of [...], with its registered office at [...], represented by [...] (the “Buyer”);

WHEREAS, the Seller is the holder of 100 shares of the aggregate par value of 50,000 (Fifty Thousand) zloty (the “Shares”) constituting 100% of the share capital of MediMedia International Sp. z o.o. (the “Company”), a Polish limited liability company with its registered seat in Warszawa at Plac Bankowy 2, entered into the National Court Register under number 0000129566;

WHEREAS, on [...] 2004, the Seller and the Buyer signed [...]agreement pursuant to which the Seller should sell the Shares to the Buyer;

WHEREAS, the Buyer wishes to purchase the Shares from the Seller;

the parties hereto (the “Parties”) agree as follows:

Article 1
Sale of Shares

1.	The Seller hereby sells to the Buyer and the Buyer hereby buys from the Seller all 50 (Fifty) Shares against payment of price specified in Article 2 below.

2.	For the avoidance of doubt the title to the Shares passes from the Seller to the Buyer [by virtue hereof and on the date hereof/ on the date of payment of the price].

Article 2
Price

1.	In consideration for the transfer of Shares on the basis hereof the Buyer shall pay to the Seller the price in the amount of [...] Euro ([...]) Euro.

2.	The price shall be paid by the Buyer on the day hereof, by bank transfer to the Seller’s bank account.

Article 3
Notifications

According to Art. 187 of the Commercial Companies Code the Buyer shall notify the Company about the transfer of the Shares from the Seller to the Buyer within [3] days as from the date hereof.

Article 4
Representations and Warranties

The Seller and the Buyer hereby represent and warrant to the other party that as at the date of this Agreement:

1.	The Seller and the Buyer have full power and authority to enter into this Agreement and to carry out their obligations hereunder.

2.

The execution of, and the obligation to perform, this Agreement by the Seller and the Buyer and the obligation of execution by the Seller and the Buyer of all documents required pursuant to this Agreement are valid, binding and legally enforceable against the Seller and the Buyer.

3.

Neither the execution of this Agreement, nor the completion of the transactions contemplated in this Agreement, results or will result in a violation of (i) any law or other regulation binding or applicable to the Seller and the Buyer, and/or (ii) any court decisions or decisions issued by any governmental bodies to which the Seller and the Buyer are subject.

Article 5
Final Provisions

1.

This Agreement is executed in writing in two identical copies in English and in Polish with signatures certified by the notary. In case of discrepancies between the language versions, the Polish language version shall prevail.

2.

Except as otherwise expressly stated hereinabove, each Party shall bear its own costs (including attorneys’ and other consultants’ fees) incurred in connection with negotiations., execution and performance hereof. The due tax on civil law transactions, as well as all notarial fees and cost related hereto, shall be paid by the Buyer. The Buyer shall present to the Seller a proof of payment of the foregoing tax within 7 days of the date hereof.

3.	Any modification hereof or amendment hereto shall be null and void unless made in writing with signatures certified by a notary.

4.	This Agreement shall be governed by and interpreted in accordance with the laws of Poland.

5.	The Parties agree that if any part of this Agreement is declared invalid or otherwise legally defective, the remaining parts thereof shall remain in force.

Seller:	Buyer:

[…]	[…]

SCHEDULE J.5

MEDIMEDIA KOREA CHUSIK HOSEA

SHARE TRANSFER AGREEMENT

THIS SHARE TRANSFER AGREEMENT (this “Agreement”) is made on the ______ day of ______ 2004
By and between:

[1]     Santemedia Holding Sarl, a company incorporated under the laws of LUXEMBOURG with its place of business at 5, Parc d’Activité Syrdal, L-5365 LUXEMBOURG (hereinafter called the “Seller”); and

[2]     _____________________________ , a company incorporated under the laws of __________ with its place of business at _____________________________ (hereinafter called the “Buyer”).

WHEREAS:

1.

The Seller holds 320,000 shares of MediMedia Korea Ltd., a company incorporated under the laws of the Republic of Korea (“Korea”) with its place of business at BMS Bldg., 829-1 Yeoksam-dong, Gangnam-gu, Seoul, Korea (hereinafter called the “Company”), which is 100% of the total issued and outstanding shares of the Company (capitalization of 1.6 billion KRW / 5,000 KRW per share).

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words and expressions shall have the following meanings:

(a) “Target” means 320,000 shares of the Company held by the Seller, which is100% of the total issued and outstanding shares of the Company.

(b) “KRW” means Korean Won, the lawful currency of Korea.

2.	AGREEMENT TO SELL AND BUY

2.1	Subject to the terms and conditions of this Agreement, the Seller shall sell to the Buyer, and the Buyer shall buy from the Seller, the Target on _____ _____, 2004.

3.	CONSIDERATION

3.1	The consideration for the sale of the Target shall be __________ (the “Purchase Price”).

4.	AUTHORIZATION

4.1

The Buyer and the Seller hereby warrant and represent that they have power to enter into this Agreement and to exercise their rights and to perform the obligations expressed to be assumed by them herein and have taken all necessary corporate action to authorise the execution, delivery and performance of this Agreement.

5.	ASSIGNMENT

5.1	Neither party may assign their rights and interest under this Agreement without the prior written consent of the other party.

6.	COSTS

6.1	The Seller and the Buyer shall each pay its own legal costs and expenses incurred in connection with the preparation of this Agreement and the transactions contemplated hereby.

7.	MISCELLANEOUS

7.1	This Agreement shall continue in full force and effect notwithstanding the payment of any moneys.

7.2	No amendment to this Agreement shall be effective unless in writing and signed by the parties.

7.3	The construction validity and performance of this Agreement shall be governed in all respects by the laws of Korea.

7.4	All dispute arising out of or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the Seoul District Court.

                 AS WITNESS the hands of the parties hereto of their duly authorized representatives the day and year first above written.

Santemedia Holding Sarl	[Name of Buyer]

By:	By:

Name:	Name:
Title:	Title:

SCHEDULE K

ACTIONS TO BE PERFORMED BY THE SELLER
PRIOR TO THE COMPLETION DATE

1.	FRANCE

	-	Sale by Vidal SA to a member of the Seller’s Group of its business as a going concern “Décision Santé”.

-

Sale by Vidal SA to a member of the Seller’s Group of its entire shareholding (being, 60 per cent.) of the company MediMedia Pro SAS, a société par actions simplifiée organised under the laws of France, such transfer to be effective before 30 June 2004.

	-	Sale by Vidal SA to a member of the Seller’s Group of its entire shareholding (being, 100 per cent.) of OVP Italia Spa., a limited company organised under the laws of Italy.

-

Transfer by a member of the Seller’s Group to a member of the Buyer’s Group or a Group Company of the employment contract entered into between Mr Vincent Bouvier and MediMedia Support EURL, or as the case may be, execution of a new employment contract (in terms substantially identical to those of the employment contract entered between Mr Vincent Bouvier and MediMedia Support EURL) between Mr Vincent Bouvier and a member of the Buyer’s Group or a Group Company.

2.	AUSTRALIA

Sale by MediMedia Australia Pty Ltd to a member of the Seller’s Group of its entire equity interest (being, 11.2 per cent) in Health Communication Network Ltd, a limited public company organised under the laws of Australia.

SCHEDULE L

INTRA-GROUP AGREEMENTS

NB: this list does not refer to the insurance policies entered into by the Seller’s Group and covering some members of the Group. As provided under clause 9 of the Agreement, those Insurance Policies will be terminated at Completion Date.

1.	France

	-	Service Agreement entered into between Vidal SA and MediMedia Support dated 14 December 2001.

	-	Service Agreement entered into between MMHF and Vidal SA dated 7 and 11 April 2003.

-

Cash pooling agreement (convention d’omnium en mode indirect)entered into between, inter alia, Crédit Commercial de France, MediMedia Support EURL and Vidal SA dated 18 December 2000 (as amended on 28 June 2002).

2.	Spain

	-	Service Agreement entered into between MMHF and MediMedia Medicom SA dated 30 October 2002.

	-	Intercompany Loan Agreement entered into between MediMedia Holding Spain as lender and MediMedia Medicom as borrower dated 28 June 2002.

3.	Portugal

	-	Service Agreement entered into between MMHF and Ediçoes Simposium LDA dated 30 October 2002.

	-	Intercompany Loan Agreement entered into between Ediçoes Simposium LDA as lender and Santémedia Finance S.à r.l as borrower dated 28 June 2002.

4.	Belgium

	-	Service agreement entered into between MMHF and MediMedia Belgium SA dated 14 April and 13 May 2003.

	-	Service Agreement entered into between MMHF and MediBridge SA dated 14 April and 13 May 2003.

	-	Intercompany Loan Agreement entered into between Santémedia Finance S.à r.l as lender and MediMedia Belgium SA as borrower dated 28 June 2002.

5.	The Netherlands

	-	Service agreement entered into between MMHF and MediMedia Netherlands BV dated 14 April and 13 May 2003.

6.	Germany

	-	Service agreement entered into between MMHF and MediMedia Medizinische Medien Information GmbH dated 13 May 2003.

	-	Intercompany Loan Agreement between Santémedia Finance S.à r.l. as lender and MediMedia Holding Germany GmbH as borrower dated 28 June 2002.

7.	Hungary

	-	Service Agreement entered into between MMHF and MediMedia Information KFT dated 30 May 2003.

8.	Poland

	-	Service agreement entered into between MMHF and MediMedia International SP ZOO dated June 2003.

9.	Australia

	-	Service agreement entered into between MMHF and MediMedia Australia Pty Ltd dated 7 April 2003.

	-	Intercompany Loan Agreement entered into between Santémedia Finance S.à r.l. as lender and MediMedia Holding Australia Pty Ltd as borrower dated 28 June 2002.

10.	New Zealand

	-	Intercompany Loan Agreement entered into between Santémedia Finance S.à r.l. as lender and MediMedia (NZ) Ltd as borrower dated 28 June 2002.

11.	Korea

	-	Intercompany Loan Agreement entered into between Santémedia Finance S.à r.l. as lender and MediMedia Korea Chusik Hoesa as borrower dated 28 June 2002.

12.	Hong Kong

	-	Two Intercompany Loan Agreements entered into between MediMedia Pacific Ltd as lender and Santémedia Finance S.à r.l. as borrower dated 31 December 2002.

	-	Service Agreement entered into between MMHF and MediMedia Pacific Ltd dated 7 April 2003.

13.	Singapore

	-	Service Agreement entered into between MMHF and MediMedia Asia Pte Ltd dated 4 April 2003.

SCHEDULE M

SECURITY DOCUMENTS

1.	AUSTRALIA

	-	Equitable Mortgage of Shares dated 28 June 2002 between (1) Santémedia Holding S.à r.l. as Mortgagor and (2) UBS (Luxembourg) S.A. as Mortgagee (& Share Certificates and blank Stock Transfer Form);

	-	Equitable Mortgage of Shares dated 28 June 2002 between (1) MediMedia Holding Australia Pty Limited as Mortgagor and (2) UBS (Luxembourg) S.A. as Mortgagee (& blank Stock Transfer Form);

-

Fixed and Floating Charge (All Assets and Undertaking) dated 28 June 2002 between (1) MediMedia Holding Australia Pty Limited as Chargor and (2) UBS (Luxembourg) S.A. as Chargee (& Certificate of Entry of a Charge);

	-	Fixed and Floating Charge (Present Assets and Undertaking) dated 17 September 2002 between (1) MediMedia Australia Pty Limited as Chargor and (2) UBS (Luxembourg) S.A. as Chargee;

	-	Fixed and Floating Charge (Future Assets and Undertaking) dated 17 September 2002 between (1) MediMedia Australia Pty Limited as Chargor and (2) UBS (Luxembourg) S.A. as Chargee;

	-	Guarantee dated 28 June 2002 between (1) MediMedia Holding Australia Pty Limited as Guarantor and (2) UBS (Luxembourg) S.A. as Security Agent; and

	-	Guarantee dated 17 September 2002 between (1) MediMedia Australia Pty Limited as Guarantor and (2) UBS (Luxembourg) S.A. as Security Agent.

2.	FRANCE

-

Statement of Financial Instruments Account Pledge (Déclaration de gage de compte d’instruments financiers)dated 28 June 2002 by MediMedia Holding France S.A.S. relating to the pledge of the financial instruments account of MediMedia Holding France S.A.S. in Vidal S.A.;

-

Confirmation of Pledge (Attestation de nantissement de compte d’instruments financiers) dated 28 June 2002 by Vidal S.A. relating to the pledge of the financial instruments account of Médimedia Holding France S.A.S. in Vidal S.A.;

-

Financial Instruments Accounts Pledge Agreement (Convention de nantissement de comptes d’instruments financiers) dated 28 June 2002 between (1) MediMedia Holding France S.A.S. as Pledger and (2) UBS (Luxembourg) S.A. as Security Agent with respect to the financial instruments account of MediMedia Holding France S.A.S. in Masson S.A., Fonciére et Immobilière des Hauts de Seine S.A., Vidal S.A. and MediMedia France S.A.;

-

Delegation Agreement (Acte de délégation) dated 28 June 2002 between (1) Santémedia Group Holding S.à r.l., Santémedia Finance S.à r.l., Santémedia Holding S.à r.l., Médimedia Holding France S.A.S., MediMedia Holding Germany GmbH, Tabur 2002, S.L., MediMedia Holding Australia Pty Limited and MediMedia Holding USA Inc. as Délégants, (2) Vivendi Universal S.A., Vivendi Universal Publishing S.A. and Vivendi Universal Information S.A. as Délégués and (3) UBS (Luxembourg) S.A. as Security Agent and the other Finance Parties as Délégataires.

3.	GERMANY

	-	Share Pledge Agreement dated 28 June 2002 between (1) Santémedia Holding S.à r.l. as Pledgor and (2) UBS (Luxembourg) S.A. as Pledgee;

	-	Share Pledge Agreement dated 28 June 2002 between (1) MediMedia Holding Germany GmbH as Pledgor and (2) UBS (Luxembourg) S.A. as Pledgee;

	-	Account Pledge Agreement (Kontoverpfãndung) dated 28 June 2002 among (1) MediMedia Holding Germany GmbH as Pledgor and (2) UBS (Luxembourg) S.A, and others as Pledgees;

	-	Account Pledge Agreement (Kontoverpfändung) dated 28 June 2002 among (1) MediMedia Medizinische Medien Informations GmbH as Pledgor and (2) UBS (Luxembourg) S.A. and others as Pledgees;

	-	Agreement on the Assignment of Inter-Company Loans (Abtretungsvertrag) dated 28 June 2002 between MediMedia Holding GmbH as Assignor and (2) UBS (Luxembourg) S.A. as Security Agent;

-

Agreement on the Assignment of Inter-Company Loans (Abtretungsvertrag) dated 28 June 2002 between MediMedia Medizinische Medien Informations GmbH as Assignor and (2) UBS (Luxembourg) S.A. as Security Agent;

	-	Security Assignment Agreement (Abtretungsvertrag) dated 11 July 2002 between (1) MediMedia Medizinische Medien Informations GmbH as Assignor and (2) UBS (Luxembourg) S.A. as Security Agent;

	-	Pledge Agreement of Intellectual Property Rights dated 28 June 2002 among (1) MediMedia Medizinische Medien Informations GmbH as Pledgor and (2) UBS (Luxembourg) S.A. and others as Pledgees;

	-	Guarantee dated 28 June 2002 from MediMedia Holding GmbH to UBS (Luxembourg) S.A. as Security Agent; and

	-	Guarantee dated 28 June 2002 from MediMedia Medizinische Medien Informations GmbH to UBS (Luxembourg) S.A. as Security Agent.

4.	SINGAPORE

	-	Charge over Shares dated 28 June 2002 by (1) Santémedia Holding S.à r.l. as Chargor in favour of (2) UBS (Luxembourg) S.A. as Security Agent;

	-	Debenture dated 20 August 2002 between (1) MediMedia Asia Pte Ltd and (2) UBS (Luxembourg) S.A. as Security Agent; and

	-	Guarantee dated 20 August 2002 between (1) MediMedia Asia Pte Ltd as Guarantor and (2) UBS (Luxembourg) S.A. as Security Agent.

5.	THE NETHERLANDS

	-	Deed of Pledge of Shares in MediMedia Netherlands B.V. dated 28 June 2002 by Santémedia Holding S.à r.l. in favour of UBS (Luxembourg) S.A. ;

	-	Deed of Release of Pledge dated 3 July 2002 in respect of shares pledged in the share capital of MediMedia Netherlands B.V. by Santémedia Holding S.à r.l. in favour of UBS (Luxembourg) S.A.;

	-	Deed of Pledge of Shares in MediMedia Netherlands B.V. dated 3 July 2002 by Santémedia Holding S.à r.l. in favour of UBS (Luxembourg) S.A..

SCHEDULE N

RETAINED TRADEMARKS

-	Atmedica.

-	MediMedia.